As filed with the Securities and Exchange Commission on December 19, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DXC Technology Company

(Exact Name of Registrant as Specified in Its Charter)

Nevada	7373	61-1800317
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1775 Tysons Boulevard

Tysons, Virginia 22102

(703) 245-9700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William L. Deckelman, Jr.

Executive Vice President, General

Counsel and Secretary

DXC Technology Company

1775 Tysons Boulevard

Tysons, Virginia 22102

(703) 245-9700

Copies to:

Rachel W. Sheridan

Brandon J. Bortner

Latham & Watkins LLP

555 Eleventh Street, NW

Suite 1000

Washington, D.C. 20004

(202) 637-2200

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
7.45% Senior Notes due 2029	$300,000,000(1)	100%	$373,858,500	$46,545.39

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933, on the basis of the average of the bid and asked price of the 7.45% Senior Notes due 2029 on December 12, 2017 of $124.6195.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. DXC Technology Company may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement, as filed with the U.S. Securities and Exchange Commission (of which this prospectus is a part), is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO CHANGE, DATED DECEMBER 19, 2017

PROSPECTUS

DXC Technology Company

Offer to Exchange All Outstanding

Enterprise Services LLC 7.45% Senior Notes due 2029

and Solicitation of Consents to Amend the Related Indenture and Notes

Upon the terms and subject to the conditions set forth in this prospectus (as it may be supplemented and amended from time to time, and including the annexes hereto, this “prospectus”) and the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “letter of transmittal and consent”), we are offering to exchange (the “exchange offer”) any and all validly tendered and accepted 7.45% senior notes due 2029 issued by Enterprise Services LLC (“EDS”) (the “EDS Notes”) for new 7.45% senior notes due 2029 issued by us (the “DXC Notes”), summarized in the table below.

EDS Notes to be Exchanged	CUSIP No. for the EDS Notes	DXC Notes to be Issued by Us	CUSIP No. for the DXC Notes
7.45% senior notes due 2029	285659AF5	7.45% senior notes due 2029	23355LAF3

In exchange for each $1,000 principal amount of EDS Notes that is validly tendered prior to the Early Consent Date (as defined below) and not validly withdrawn, holders will be eligible to receive $1,000 principal amount of DXC Notes (the “Exchange Offer Consideration”) and an early consent payment in cash of $50 (the “early consent payment” and, together with the Exchange Offer Consideration, the “Total Consideration”). EDS Notes that are validly tendered after the Early Consent Date and prior to the Expiration Date, and not validly withdrawn, will not receive the early consent payment. Each DXC Note issued in exchange for an EDS Note will have an interest rate and maturity date that are identical to the interest rate and maturity date of such tendered EDS Note, as well as identical interest payment dates and optional redemption prices. No accrued but unpaid interest will be paid on the EDS Notes in connection with the exchange offer. However, the first interest payment for the DXC Notes issued in the exchange will have accrued from the most recent interest payment date for such tendered EDS Note.

The exchange offer will expire immediately following 11:59 p.m., New York City time, on                 ,                 , unless extended (such date and time, as the same may be extended, the “Expiration Date”). In order to be eligible to receive the early consent payment, holders of EDS Notes must validly tender and not withdraw their EDS Notes on or prior to 5:00 p.m., New York City time, on                 ,                 , unless extended (such date and time, as the same may be extended, the “Early Consent Date”). You may withdraw tendered EDS Notes at any time prior to the Early Consent Date. As of the date of this prospectus, there was $300,000,000 aggregate principal amount of EDS Notes outstanding.

Concurrently with the exchange offer, we are also soliciting consents (the “consent solicitation”) from each holder of the EDS Notes, upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent, to certain proposed amendments (the “proposed amendments”) to the EDS Notes to be governed by the indenture, dated as of August 12, 1996 (the “EDS Base Indenture”), between EDS and The Bank of New York Mellon Trust Company N.A. (successor to Chase Bank of Texas, National Association (f/k/a Texas Commerce Bank National Association)), as trustee (the “EDS Trustee”), as amended by the First Supplemental Indenture (the “EDS First Supplemental Indenture” and, together with the EDS Base Indenture and as further amended and supplemented to date, the “EDS Indenture”), dated as of October 12, 1999, by and among EDS and the EDS Trustee.

The proposed amendments will be set forth in a supplemental indenture, which will become effective upon execution and delivery by EDS and the EDS Trustee. It is anticipated that EDS and the EDS Trustee will execute and deliver the supplemental indenture (i) following the Early Consent Date, if EDS has received properly delivered consents (which have not been validly revoked on or prior to the Early Consent Date) to the proposed amendments from holders of at least a majority of the outstanding aggregate principal amount of the EDS Notes (the “Requisite Consents”), or (ii) if the Requisite Consents are received after the Early Consent Date, but on or before the Expiration Date, following the Expiration Date and prior to the Settlement Date (as defined below). If the supplemental indenture is executed and delivered, the proposed amendments will become operative on the Settlement Date.

By tendering your EDS Notes for exchange, you will have deemed to have validly delivered your consent to the proposed amendments to the EDS Indenture, as further described under “The Proposed Amendments.” You may not consent to the proposed amendments to the EDS Indenture and the EDS Notes without tendering your EDS Notes in the exchange offer and you may not tender your EDS Notes for exchange without consenting to the proposed amendments. You may revoke your consent at any time prior to the Early Consent Date by withdrawing the EDS Notes you have tendered. If you revoke such consent prior to the Early Consent Date, you will not be entitled to the early consent payment.

The consummation of the exchange offer and the consent solicitation are subject to, and conditional upon, among other things, the satisfaction or, where permitted, waiver of the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer” or “The Exchange Offer and Consent Solicitation—Conditions to the Consent Solicitation,” as applicable. On or prior to the Early Consent Date or the Expiration Date, as applicable, we may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms a part has been declared effective by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”). The supplemental indenture may become effective where the Requisite Consents are received and the conditions under “The Exchange Offer and Consent Solicitation—Conditions to the Consent Solicitation” have been satisfied or, where permitted, waived on or prior to the Early Consent Date or the Expiration Date, as applicable. If the supplemental indenture becomes effective, the proposed amendments will become operative on the Settlement Date.

EDS Notes tendered before the Early Consent Date and the related consents may be withdrawn at any time on or prior to the Early Consent Date. After the Early Consent Date, EDS Notes tendered before or after such date may not be withdrawn, even if we extend the Expiration Date.

We plan to issue the DXC Notes promptly on or about the second business day following the Expiration Date (the “Settlement Date”), assuming that the conditions to the exchange offer are satisfied or, where permitted, waived. The EDS Notes are not, and the DXC Notes will not be, listed on any securities exchange.

An investment in the DXC Notes involves risks. Prior to participating in the exchange offer, please see the section entitled “Risk Factors” beginning on page 19 of this prospectus for a discussion of the risks that you should consider in connection with your investment in the DXC Notes.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of DXC Technology Company (“DXC”), Global Bondholder Services Corporation, the exchange agent and information agent for the exchange offer (the “exchange agent” or the “information agent”), or the trustee under the EDS Indenture or the DXC Indenture (as defined below), or any other person makes any recommendation as to whether holders of EDS Notes should exchange their EDS Notes in the exchange offer.

The date of this prospectus is                     , 2017

i

ABOUT THIS PROSPECTUS

References in this prospectus to “DXC,” the “company,” “us,” “we” and “our” refer to DXC Technology Company and its consolidated subsidiaries, unless the context otherwise requires. The term “CSC” refers to Computer Sciences Corporation and its consolidated subsidiaries. The term “EDS” refers to Enterprise Services LLC, an indirect wholly owned subsidiary of DXC.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where it is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is part of a registration statement that we have filed with the Commission. Prior to making any decision with respect to the exchange offer, you should read this prospectus and any prospectus supplement, together with the documents incorporated by reference herein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

PRELIMINARY ESTIMATES OF FAIR VALUES

On April 1, 2017, CSC, Hewlett Packard Enterprise Company (“HPE”), Everett SpinCo, Inc. (“Everett”), and New Everett Merger Sub Inc., a wholly owned subsidiary of Everett (“Merger Sub”), completed the strategic combination of CSC with the Enterprise Services business of HPE to form DXC. The combination was accomplished through a series of transactions that included the transfer by HPE of its Enterprise Services business, HPES, to Everett, and spin-off by HPE of Everett on March 31, 2017, and the merger of Merger Sub with and into CSC on April 1, 2017 (the “Merger”). At the time of the Merger, Everett was renamed DXC, and as a result of the Merger, CSC became a direct wholly owned subsidiary of DXC. On June 14, 2017, we filed under cover to Form 8-K, DXC’s unaudited pro forma condensed combined financial statements as of and for the year ended March 31, 2017 and the notes related thereto, which is incorporated by reference into the registration statement of which this prospectus forms a part (the “Pro Forma Statements”). The Pro Forma Statements were prepared using the acquisition method of accounting that prescribes the purchase price be allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. Our initial preliminary estimates of fair values of the assets acquired and the liabilities assumed, as well as the fair value of non-controlling interest, were based on the information that was available as of the Merger date, and we have continued to evaluate the underlying inputs and assumptions used in such valuations. Subsequent to the Merger, we made a number of refinements to the preliminary purchase price allocation, which would have increased pro forma combined income from continuing operations before taxes by $532 million to $207 million for the year ended March 31, 2017. The increase in pro forma combined income from continuing operations before taxes was primarily attributed to a decrease in depreciation expense arising from a lower fair value assessment for fixed assets, including the fair value of capitalized lease assets resulting from a change in lease classification, offset by an increase in amortization expense arising from a higher fair value assessment of certain intangible assets. For additional information about these preliminary estimates, including our preliminary estimated purchase price allocation as of September 30, 2017, see “Part I—Financial Information—Item 1 Financial Statements (unaudited)—Note 3—Acquisitions” of our quarterly report on Form 10-Q for the period ended September 30, 2017, which is incorporated by reference into the registration statement of which this prospectus forms a part.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

All statements and assumptions contained in this prospectus and in the documents incorporated by reference herein that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” Forward-looking statements often include words such as “anticipates,” “believes,” “estimates,” “expects,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and words and terms of similar substance in connection with discussions of future operating or financial performance. These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved.

Forward-looking statements include, among other things, statements with respect to our financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, plans and objectives of management and other matters. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to:

•	the integration of DXC with CSC’s business, operations and culture and the ability to operate as effectively and efficiently as expected, and the combined company’s ability to successfully manage and integrate acquisitions generally;

•	the ability to realize the synergies and benefits expected to result from the HPES Transactions (as defined below) within the anticipated time frame or in the anticipated amounts;

•	other risks related to the HPES Transactions including anticipated tax treatment, unforeseen liabilities and future capital expenditures;

•	changes in governmental regulations or the adoption of new laws or regulations that may make it more difficult or expensive to operate our business;

•	the separation of our USPS business, operations and culture and the financial impact on EDS resulting from the USPS Separation (defined below);

•	changes in senior management, the loss of key employees or the ability to retain and hire key personnel and maintain relationships with key business partners;

•	business interruptions in connection with our technology systems;

•	the competitive pressures faced by our business;

•	the effects of macroeconomic and geopolitical trends and events;

•	the need to manage third-party suppliers and the effective distribution and delivery of our products and services;

•	the protection of our intellectual property assets, including intellectual property licensed from third parties;

•	the risks associated with international operations;

•	the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends;

•	the execution and performance of contracts by us and our suppliers, customers, clients and partners;

•	the resolution of pending investigations, claims and disputes;

•	risks relating to the respective abilities of the parties to the USPS Separation to satisfy the conditions to, and to otherwise consummate, the USPS Separation and to achieve the expected results therefrom; and

•	the other factors described under the caption “Risk Factors” of this prospectus and incorporated by reference in this prospectus.

No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

SUMMARY

This summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand the exchange offer and consent solicitation fully, you should carefully read this prospectus, together with the documents incorporated by reference herein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.” We have included references to other portions of this prospectus to direct you to a more complete description of the topics presented in this summary. You should also read “Risk Factors” in this prospectus as well as “Risk Factors” incorporated by reference into this prospectus from our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2017 and September 30, 2017 for more information about important risks that you should consider before making an investment decision in the exchange offer and consent solicitation.

Our Business

We are the world’s leading independent, end-to-end IT services company, helping clients harness the power of innovation to thrive on change. We serve nearly 6,000 private and public sector clients across 70 countries. The company’s technology independence, global talent and extensive partner network combine to deliver powerful next-generation IT services and solutions. We are recognized among the best corporate citizens globally.

DXC was formed pursuant to a series of transactions through which DXC was spun off from HPE and a wholly owned subsidiary of DXC was merged with CSC (the “HPES Transactions”). Following completion of the HPES Transactions, DXC became a separate publicly traded company, and its common stock began regular-way trading under the symbol “DXC” on the New York Stock Exchange (the “NYSE”) on April 3, 2017.

Our reportable segments are Global Business Services (“GBS”), Global Infrastructure Services (“GIS”) and United States Public Sector (“USPS”).

•	Global Business Services. GBS provides innovative technology solutions including Enterprise and Cloud Applications, Consulting Application Services and Analytics. GBS also includes our Industry-aligned IP and Business Process Services. These offerings address key business challenges and accelerate digital transformations tailored to each customer’s industry and specific objectives. GBS strives to help clients understand and take advantage of IT modernization and virtualization across the IT portfolio (hardware, software, networking, storage and computing assets).

Enterprise and Cloud Applications provide industry, business process, systems integration, technical delivery experience and innovation to deliver value across our clients’ enterprise application portfolios. Our Consulting professionals act as a trusted source for our clients in creating bold digital strategies, designing innovative digital experiences, managing complex digital integration and delivering safe and secure digital operations that help our clients disrupt their industry, without disrupting their business operations. Our Application Services offerings utilize our IP and world-class partner ecosystem to modernize and transform our clients’ applications landscape, develop and manage their portfolio and roadmap and execute with precision. In Analytics, we offer a complete portfolio of services to rapidly provide insights and drive impactful business outcomes. Our Partner Network allows clients to leverage investment while building the analytic solutions of tomorrow. Our industry-aligned IP is centered on the insurance, banking, healthcare and travel and transportation industries.

Activities are primarily related to vertical alignment of software solutions and process-based IP that power mission-critical transaction engines. Our Business Process Services combine business process expertise and intellectual property with the resources of a global Tier I IT services company, leveraging intelligent automation and innovative solutions to reduce manual effort and the associated cost. Key competitive differentiators for GBS include global scale, solution objectivity, depth of industry expertise, strong partnerships, vendor and product independence and end-to-end solutions and capabilities. Evolving business demands such as globalization, fast-developing economies, government regulation and growing concerns around risk, security and compliance drive demand for these offerings.

•	Global Infrastructure Services. GIS provides Cloud, Platforms and Infrastructure Technology Outsourcing, Workplace and Mobility and Security solutions to commercial clients globally. This includes our next-generation cloud offerings, including Infrastructure as a Service (“IaaS”), private cloud solutions and Storage as a Service. GIS provides a portfolio of standard offerings that have predictable outcomes and measurable results while reducing business risk and operational costs for clients. Further, our industry-leading security solutions help clients predict attacks, proactively respond to threats, ensure compliance, and protect data, applications, infrastructure and endpoints. To provide clients with differentiated offerings, GIS maintains a Partner Network to make investments in developing unique offerings and go-to-market strategies. This collaboration helps us independently determine the best technology, develop road maps, and enhance opportunities to differentiate solutions, expand market reach, augment capabilities and jointly deliver impactful solutions that best address client needs.

•	United States Public Sector. USPS delivers technology services and business solutions to all levels of government in the United States. USPS helps clients to address their key objectives of: (1) transforming and modernizing through innovation, (2) enhancing security and privacy, (3) improving efficiency and effectiveness, (4) reducing and optimizing costs and (5) becoming more agile, flexible and resilient. USPS aims to be a transformation partner that can maximize technology’s potential to create the solutions that matter most to its government clients. USPS supports hundreds of accounts at the federal, state and local government levels. Commensurate with our strategy of leading the next generation of IT services, USPS is leveraging our commercial best practices and next-generation offerings to help civilian government agencies address their business issues and provide better and more secure access to citizen services while reducing costs for community & social service, environmental management, education, transportation and general government & revenue collection.

DXC is incorporated in the State of Nevada. Our principal executive offices, including our global headquarters, are located at 1775 Tysons Boulevard, Tysons, Virginia 22102 and our telephone number at that address is (703) 245-9700. Our website address is www.dxc.technology. This is a textual reference only. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the EDS Notes or the DXC Notes.

Recent Developments

HPES Transactions

We modified our segment reporting and retroactively reflected our legal capital on April 1, 2017 as recasted within our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2017 and September 30, 2017.

As a result of the HPES Transactions, we now have a separate operating segment, USPS, and changed our primary segment performance measure to segment profit from the previously reported consolidated segment operating income. Segment profit includes certain corporate general and administrative costs and excludes certain costs associated with impacts from corporate wide strategic decisions. Segment profit for GBS, GIS and All Other was $492 million, $306 million and ($180) million for the year ended March 31, 2017; $417 million, $239 million and ($251) million for the year ended April 1, 2016; and $542 million, $276 million and ($343) million for the year ended April 3, 2015, respectively.

In addition, we effected a recapitalization of our Common Stock and Preferred Stock (the “Recapitalization”). The Recapitalization, which converted our historical share price from par value $1.00 to par value $0.01 per share, resulted in no change to our total stockholders’ equity or earnings per share.

We did not reissue the audited financial statements incorporated by reference in the Registration Statement to reflect such change in the segment performance measure and the components of equity. These changes will be incorporated the next time the audited periods are issued or reissued.

USPS Separation

On October 11, 2017, our board of directors unanimously approved a plan to combine our USPS segment, which includes EDS, with Vencore Holding Corporation (“Vencore”) and KGS Holding Corporation (“KeyPoint”) to form a separate, independent publicly traded company to serve U.S. public sector clients (the “USPS Separation” and such independent company, the “SpinCo”). We currently expect that the USPS Separation, if completed, will occur by the end of March 2018.

For each of the three and six months ended September 30, 2017, revenues for our USPS segment accounted for 11.5% of our consolidated revenues. The table below presents certain financial information for DXC and our USPS segment for the six months ended September 30, 2017:

	Six Months Ended September 30, 2017
	DXC	USPS Segment	USPS Segment Percentage
	(in millions)
Revenue	$12,076	$1,387	11.5%
Segment Profit	$1,607	$186	11.6%

As of September 30, 2017, our net debt was $5,854 million, inclusive of capitalized lease obligations. In accordance with the separation agreement, the USPS Separation is expected to include: (1) consideration of $1,050 million, consisting of the distribution of cash or assumed indebtedness, and (2) up to $300 million of assumed capital lease obligations for assets used by USPS. Any capital lease obligations in excess of $300 million will result in cash contribution by DXC to the SpinCo for the excess.

The proposed USPS Separation and related mergers are contingent upon the satisfaction of a number of conditions, certain of which are outside of our control, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the tax-free qualification of the spin-off under Section 355 of the Internal Revenue Code (IRC § 355). Accordingly, we cannot assure you that the USPS Separation will occur by March 2018, or at all. For a further discussion of the conditions and risks related to the proposed USPS Separation and related mergers, see “Part II—Other Information—Item 1A. Risk Factors—Risks Related to the Proposed USPS Separation and Mergers (defined below)” of our quarterly report on Form 10-Q for the period ended September 30, 2017, which is incorporated by reference into the registration statement of which this prospectus forms a part.

Questions and Answers about the Exchange Offer and Consent Solicitation

Q:	Why are we making the exchange offer and consent solicitation?

A:	We are conducting the exchange offer to simplify our capital structure and align the covenants of our outstanding indebtedness. In connection with the HPES Transactions, we agreed with HPE to make the exchange offer of DXC Notes to holders of the EDS Notes. We are conducting the consent solicitation to, among other things, eliminate substantially all of the restrictive covenants in the EDS Indenture, eliminate certain events of default, amend the EDS Indenture to provide for the termination and replacement of guarantees and make certain conforming changes to the EDS Indenture to reflect the proposed amendments.

Q:	What will I receive if I tender my EDS Notes in the exchange offer and consent solicitation?

A:	Upon the terms and subject to the conditions of the exchange offer described in this prospectus and the letter of transmittal and consent, for each EDS Note that is validly tendered prior to 11:59 p.m., New York City time, on , , and not validly withdrawn, you will be eligible to receive a DXC Note, which will accrue interest at the same annual interest rate, have the same interest payment dates, same optional redemption prices and same maturity date as the EDS Note for which it was exchanged. Specifically, in exchange for each $1,000 principal amount of EDS Notes that is validly tendered prior to 5:00 p.m., New York City time on , and not validly withdrawn prior to such date, holders will be eligible to receive the Total Consideration, which consists of $1,000 principal amount of DXC Notes and the $50 early consent payment. In exchange for each $1,000 principal amount of EDS Notes that is validly tendered after the Early Consent Date and prior to 11:59 p.m., New York City time on the Expiration Date, and not validly withdrawn, holders will be eligible to receive the Exchange Offer Consideration, which consists of $1,000 principal amount of DXC Notes.

The DXC Notes will be issued under and governed by the terms of the DXC Indenture described under “The Exchange Offer and Consent Solicitation.” The DXC Notes will be issued only in denominations of $1,000 and integral multiples of $1,000 in excess thereof. See “Description of the DXC Notes.”

Instead of receiving a payment for accrued interest on EDS Notes that you exchange, the DXC Notes you receive in exchange for those EDS Notes will accrue interest from (and including) the most recent interest payment date on those EDS Notes and no accrued but unpaid interest will be paid with respect to EDS Notes tendered for exchange. You may withdraw tendered EDS Notes at any time prior to the Early Consent Date.

By tendering your EDS Notes for exchange, you will have deemed to have validly delivered your consent to the proposed amendments to the EDS Indenture, as further described under “The Proposed Amendments.” You may not consent to the proposed amendments to the EDS Indenture without tendering your EDS Notes in the exchange offer and you may not tender your EDS Notes for exchange without consenting to the proposed amendments. The supplemental indenture may become effective where the Requisite Consents are received and the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Consent Solicitation” have been satisfied or, where permitted, waived, but the proposed amendments will only become operative on the Settlement Date. You may revoke your consent at any time prior to the Early Consent Date, but not thereafter, by withdrawing the EDS Notes you have tendered. If you revoke such consent prior to the Early Consent Date, you will not be entitled to the early consent payment.

Q:	What are the proposed amendments?

A:	The proposed amendments will, among other things, eliminate substantially all of the restrictive covenants in the EDS Indenture, eliminate certain events of default, amend the EDS Indenture to provide for the termination and replacement of guarantees and make certain conforming changes to the EDS Indenture to reflect the proposed amendments.

The proposed amendments will be set forth in a supplemental indenture, which will become effective upon execution by EDS and the EDS Trustee. It is anticipated that EDS and the EDS Trustee will execute and deliver the supplemental indenture (i) following the Early Consent Date, if EDS has received the Requisite Consents prior to the Early Consent Date, or (ii) if the Requisite Consents are received after the Early Consent Date, but on or before the Expiration Date, following the Expiration Date and prior to the Settlement Date. If the supplemental indenture is executed and delivered, the proposed amendments will become operative on the Settlement Date. If the proposed amendments become operative, all of the sections or provisions listed below under the EDS Base Indenture for the EDS Notes will be deleted in their entirety.

•	Section 4.07—Limitation on Liens.

•	Section 4.08—Limitation on Sales and Leasebacks.

•	Section 5.03—Reports by Company.

•	Clauses (d) and (e) of Section 6.01—Events of Default.

•	Section 10.01—Consolidations and Mergers of the Company.

Section 9.01—Purposes for Which Supplemental Indenture May Be Entered Into Without Consent of Holders. The proposed amendments would amend Section 9.01 of the EDS Indenture to provide that if, upon DXC’s distribution of 100% of EDS’ equity interests, EDS becomes a direct or indirect wholly owned subsidiary of a parent company other than DXC (a “Successor Parent”), EDS and the trustee may enter into a supplemental indenture without the consent of holders of the EDS notes to unconditionally terminate an existing guarantee of the EDS Notes, provided that such terminated guarantee is concurrently replaced with an unconditional guarantee of the EDS Notes by the Successor Parent and such action is otherwise permitted under the EDS Indenture.

Conforming Changes, etc. The proposed amendments would also amend the EDS Indenture to make certain conforming or other changes to the EDS Indenture, including modification or deletion of certain definitions and cross-references.

The elimination of the restrictive covenants contemplated by the proposed amendments would, among other things, permit EDS and its subsidiaries to take actions that could be adverse to the interests of the holders of the EDS Notes that remain outstanding after consummation of the exchange offer and consent solicitation. See “Description of Differences Between the EDS Notes and the DXC Notes,” “The Exchange Offer and Consent Solicitation,” “The Proposed Amendments” and “Description of the DXC Notes.”

Q:	What are the consequences of not participating in the exchange offer and consent solicitation at all?

A:	If you do not exchange your EDS Notes for DXC Notes in the exchange offer, you will not receive the Exchange Offer Consideration or Total Consideration, as applicable, in connection with the exchange offer and consent solicitation. In addition, if the proposed amendments to the EDS Notes become operative, those amendments will apply to all EDS Notes that are not exchanged in the exchange offer, even though the remaining holders of such EDS Notes did not consent to the proposed amendments. Thereafter, all such EDS Notes will be governed by the EDS Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the EDS Indenture or those applicable to the corresponding DXC Notes.

Additionally, the trading market for any remaining EDS Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the EDS Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price of EDS Notes that remain outstanding may be materially and adversely affected. Therefore, if your EDS Notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged EDS Notes. The EDS Notes may also be adversely affected by the USPS Separation. See “Risk Factors—Risks Related to the Exchange Offer and the Consent Solicitation.”

Q:	What will be the ranking of the DXC Notes?

A:	The DXC Notes will be direct, unconditional, unsecured and unsubordinated general obligations of DXC. The DXC Notes will rank equally with all of our other senior unsecured general obligations from time to time outstanding. The DXC Notes will be effectively subordinated to the obligations, including indebtedness, of our subsidiaries. As of September 30, 2017, we and our subsidiaries had outstanding indebtedness of approximately $8.5 billion. As of September 30, 2017, after giving pro forma effect to the exchange offer, assuming that all EDS Notes are exchanged for DXC Notes, our subsidiaries would have had outstanding indebtedness of approximately $0.8 billion, not including $1.7 billion of capital leases and asset financing used by our subsidiaries in the provisioning of IT and infrastructure services.

Q:	Will the DXC Notes be eligible for listing on an exchange?

A:	The DXC Notes will not be listed on any securities exchange. There can be no assurance as to the development or liquidity of any market for the DXC Notes. See “Risk Factors—Risks Related to the DXC Notes—Active trading markets may not develop for the DXC Notes.”

Q:	What consents are required to effect the proposed amendments to the EDS Indenture?

A:	In order for the proposed amendments to the EDS Indenture to be adopted for the EDS Notes, holders of not less than a majority in aggregate principal amount of the outstanding EDS Notes must consent to them, and those consents must be received before the Expiration Date for the exchange offer. Holders of EDS Notes who tender their EDS Notes, and accordingly deliver a consent in the consent solicitation, prior to the Early Consent Date will receive an early consent payment of $50 for each $1,000 aggregate principal amount of EDS Notes tendered. It is anticipated that EDS and the EDS Trustee will execute and deliver the supplemental indenture to effect the proposed amendments following the Early Consent Date or the Expiration Date, as applicable, if EDS has received the Requisite Consents on or prior to such date.

Q:	May I tender my EDS Notes in the exchange offer without delivering a consent in the consent solicitation?

A:	No. By tendering your EDS Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the EDS Indenture for the EDS Notes, as further described under “The Proposed Amendments.” You may not consent to the proposed amendments to the EDS Indenture without tendering your EDS Notes in the exchange offer and you may not tender your EDS Notes for exchange without consenting to the proposed amendments.

Q:	May I tender only a portion of the EDS Notes that I hold?

A:	Yes. You may tender only a portion of the EDS Notes that you hold provided that tenders of EDS Notes will be accepted only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. By tendering a portion of your EDS Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the EDS Indenture for the EDS Notes, as further described under “The Proposed Amendments.” You may not consent to the proposed amendments to the EDS Indenture without tendering your EDS Notes in the exchange offer and you may not tender your EDS Notes for exchange without consenting to the proposed amendments.

Q:	What are the conditions to the exchange offer and consent solicitation?

A:	The consummation of the exchange offer and consent solicitation are subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer” or “The Exchange Offer and Consent Solicitation—Conditions to the Consent Solicitation,” as applicable, including, in the case of the consent solicitation, the receipt of the Requisite Consents. On or prior to the Early Consent Date or the Expiration Date, as applicable, we may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission. All conditions to the exchange offer must be satisfied or, where permitted, waived, on or before the Expiration Date and all conditions to the consent solicitation must be satisfied or, where permitted, waived, on or before the Early Consent Date or the Expiration Date, as applicable. It is anticipated that EDS and the EDS Trustee will execute and deliver the supplemental indenture to effect the proposed amendments (i) following the Early Consent Date if EDS has received the Requisite Consents on or prior to such date or (ii) if the Requisite Consents are received after the Early Consent Date, but on or before the Expiration Date, following the Expiration Date and prior to the Settlement Date. The supplemental indenture will become effective after the Early Consent Date or the Expiration Date, as applicable, where the Requisite Consents are received and the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Consent Solicitation” have been satisfied or, where permitted, waived. If the supplemental indenture is executed and delivered, the proposed amendments will become operative on the Settlement Date.

Q:	Will DXC accept all tenders of EDS Notes?

A:	Subject to the satisfaction or, where permitted, waiver of the conditions to the exchange offer discussed under “The Exchange Offer—Conditions to the Exchange Offer,” we will accept for exchange any and all EDS Notes that (i) have been validly tendered in the exchange offer before the Expiration Date and (ii) have not been validly withdrawn before the Early Consent Date (provided that tender of EDS Notes will be accepted only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof).

Q:	Will I be paid the accrued and unpaid interest on my EDS Notes accepted for exchange on the Settlement Date?

A:	No, such interest will not be paid in cash on the Settlement Date but rather the DXC Notes received in exchange for the tendered EDS Notes will accrue interest from (and including) the most recent date to which interest has been paid on those EDS Notes so that EDS Note holders that tender will receive the same interest on DXC Notes as what would have been received on the EDS Notes had the holder not tendered their EDS Notes.

Q:	When will the proposed amendments to the EDS Indenture become operative?

A:	We expect that the proposed amendments to the EDS Indenture applicable to the EDS Notes will become operative on the Settlement Date. The proposed amendments will be set forth in a supplemental indenture which will become effective upon execution and delivery by EDS and the EDS Trustee. It is anticipated that EDS and the EDS Trustee will execute and deliver the supplemental indenture (i) following the Early Consent Date, if EDS has received the Requisite Consents on or before the Early Consent Date, or (ii) if the Requisite Consents are received after the Early Consent Date, but on or before the Expiration Date, following the Expiration Date and prior to the Settlement Date. If the supplemental indenture is executed and delivered, the proposed amendments will become operative on the Settlement Date.

Q:	When will the exchange offer expire?

A:	The exchange offer will expire immediately following 11:59 p.m., New York City time, on , , unless we, in our sole discretion, extend the exchange offer, in which case the Expiration Date will be the latest date and time to which such exchange offer is extended. See “The Exchange Offer and Consent Solicitation—Expiration Date; Extensions; Amendments.” In order to be eligible to receive the early consent payment, holders of EDS Notes must validly tender and not validly withdraw their EDS Notes on or prior to 5:00 p.m., New York City time, on , , or a later date and time to which we extend it with respect to the EDS Notes.

Q:	Can I withdraw my EDS Notes after I tender them? Can I revoke the consent related to my EDS Notes after I deliver it?

A:	Tenders of EDS Notes may be validly withdrawn (and the related consent to the proposed amendments revoked as a result) at any time prior to the Early Consent Date, but not thereafter.

Following the Early Consent Date, tenders of EDS Notes may not be validly withdrawn unless we are otherwise required by law to permit withdrawal. In the event of termination of the exchange offer, the EDS Notes tendered pursuant to the exchange offer will be promptly returned to the tendering holders. See “The Exchange Offer and Consent Solicitation—Procedures for Tendering and Consenting—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Q:	How do I exchange my EDS Notes if I am a beneficial owner of EDS Notes held in certificated form by a custodian bank, depositary, broker, trust company or other nominee? Will the record holder exchange my EDS Notes for me?

A:	Currently, all of the EDS Notes are held in book-entry form and can only be tendered through the applicable procedures of The Depository Trust Company (“DTC”). If your EDS Notes are held by a broker, dealer, commercial bank, trust company or other nominee, such nominee may take no action with regard to the exchange offer unless you provide such nominee with instructions to tender your EDS Notes on your behalf. See “The Exchange Offer and Consent Solicitation—Procedures for Tendering—EDS Notes Held Through a Nominee.” However, if any EDS Notes are subsequently issued in certificated form and are held of record by a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the securities in the exchange offer, you should contact that institution promptly and instruct the institution to tender on your behalf.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offer. Accordingly, beneficial owners wishing to participate in the exchange offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offer.

Q:	Will I have to pay any fees or commissions if I tender my EDS Notes for exchange in the exchange offer?

A:	You will not be required to pay any fees or commissions to the company, the exchange agent or the information agent in connection with the exchange offer. If your EDS Notes are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your EDS Notes on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Q:	Are there procedures for guaranteed delivery of EDS Notes?

A:	No. There are no guaranteed delivery procedures applicable to the exchange offer. All holders wishing to participate in the exchange offer must validly tender their EDS Notes in accordance with the procedures described in this prospectus prior to the Expiration Date in order to be eligible to receive the Exchange Offer Consideration. Holders must validly tender their EDS Notes on or prior to the Early Consent date in order to be eligible to receive the Total Consideration, which includes the early consent payment.

Q:	Is any recommendation being made with respect to the exchange offer and consent solicitation?

A:	None of DXC, EDS, the exchange agent, the information agent or the trustee under the EDS Indenture or the DXC Indenture, or any other person makes any recommendation in connection with the exchange offer and consent solicitation as to whether any EDS noteholder should tender or refrain from tendering all or any portion of the principal amount of that holder’s EDS Notes (and in so doing, consent to the adoption of the proposed amendments to the EDS Indenture and the EDS Notes), and no one has been authorized by any of them to make such a recommendation.

Q:	To whom should I direct any questions?

A:	Questions concerning tender procedures and requests for additional copies of this prospectus and the letter of transmittal and consent should be directed to the information agent at:

Global Bondholder Services Corporation

65 Broadway—Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

All others call toll free: (866) 470-3900

Amendments and Supplements

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained herein. You should read this prospectus and any prospectus supplement, together with the documents incorporated by reference herein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

Risk Factors

An investment in the DXC Notes involves risks that a potential investor should carefully evaluate prior to making such an investment. See “Risk Factors” beginning on page 19 of this prospectus as well as “Risk Factors” incorporated by reference into this prospectus.

The Exchange Offer and Consent Solicitation

Exchange Offer	We are hereby offering to exchange, upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent, any and all outstanding EDS Notes for a newly issued series of DXC Notes with identical interest rates, interest payment dates, optional redemption prices and maturity date as the EDS Notes. The other provisions of the new DXC notes, including those regarding relevant notice periods and the early par call provision, will align with the terms of our other outstanding senior notes. See “The Exchange Offer and Consent Solicitation—Terms of the Exchange Offer and Consent Solicitation.”

Consent Solicitation	We are soliciting consents to the proposed amendments of the EDS Indenture from holders of the EDS Notes, on behalf of EDS and on the terms and conditions set forth in this prospectus and the related letter of transmittal and consent. You may not tender your EDS Notes for exchange without delivering a consent to the proposed amendments of the EDS Indenture under which the EDS Notes were issued and you may not deliver consents in the consent solicitation for your EDS Notes without tendering such EDS Notes. See “The Exchange Offer and Consent Solicitation—Terms of the Exchange Offer and Consent Solicitation.”

The Proposed Amendments	The proposed amendments to the EDS Notes will, among other things, eliminate substantially all of the restrictive covenants in the EDS Indenture, eliminate certain events of default, amend the EDS Indenture to provide for the termination and replacement of guarantees and make certain conforming changes to the EDS Indenture to reflect the proposed amendments. The proposed amendments for the EDS Notes constitute a single proposal, and a consenting holder must consent to the proposed amendments in their entirety and may not consent selectively with respect to only certain of the proposed amendments. See “The Proposed Amendments.”

Requisite Consents	The consent solicitation is conditioned upon the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of the EDS Notes. See “The Exchange Offer and Consent Solicitation—Terms of the Exchange Offer and Consent Solicitation.” The supplemental indenture may become effective after the Early Consent Date or the Expiration Date, as applicable, where the Requisite Consents are received and the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Consent Solicitation” have been satisfied or, where permitted, waived. If the supplemental indenture is executed and delivered, the proposed amendments will become operative on the Settlement Date.

Procedures for Participating in the Exchange Offer	If you wish to participate in the exchange offer, you must cause the book-entry transfer of your EDS Notes to the exchange agent’s account at DTC, and the exchange agent must receive a confirmation of book-entry transfer and either:

•	a completed letter of transmittal and consent; or

•	an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program (“ATOP”), by which each tendering holder will agree to be bound by the letter of transmittal and consent.

See “The Exchange Offer and Consent Solicitation—Procedures for Tendering.”

No Guaranteed Delivery Procedures	No guaranteed delivery procedures are available in connection with the exchange offer. You must tender your EDS Notes and deliver your consents by the Expiration Date in order to participate in the exchange offer. You must tender your EDS Notes and deliver your consents on or prior to the Early Consent Date in order to be eligible to receive the early consent payment.

Exchange Consideration	In exchange for each $1,000 principal amount of EDS Notes that is validly tendered prior to the Early Consent Date and not validly withdrawn, holders will receive the Total Consideration, which consists of $1,000 principal amount of DXC Notes and the early consent payment of $50. Holders who validly tender their EDS Notes after the Early Consent Date will not receive the early consent payment.

Expiration Date	In order to be eligible to receive the early consent payment, holders of EDS Notes must validly tender and not validly withdraw their EDS Notes on or prior to 5:00 p.m., New York City time, on , , or a later date and time to which we extend it with respect to the EDS Notes.

The exchange offer and consent solicitation will expire at 11:59 p.m., New York City time, on , , or a later date and time to which we extend it with respect to the EDS Notes.

Withdrawal and Revocation	Tenders of EDS Notes may be validly withdrawn (and related consents to the proposed amendments revoked as a result) at any time prior to the Early Consent Date, but not thereafter. A valid withdrawal of tendered EDS Notes will also constitute the revocation of the related consent to the proposed amendments to the EDS Indenture. You may only revoke your consent by validly withdrawing the tendered EDS Notes prior to the Early Consent Date. Following the Early Consent Date, tenders of EDS Notes may not be validly withdrawn unless we are otherwise required by law to permit withdrawal. In the event of termination of the exchange offer, the EDS Notes tendered pursuant to the exchange offer will be promptly returned to the tendering holders. See “The Exchange Offer and Consent Solicitation—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Conditions	The consummation of the exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer” or “The Exchange Offer and Consent Solicitation—Conditions to the Consent Solicitation,” as applicable, including, in the case of the consent solicitation, the receipt of the Requisite Consents.

On or prior to the Early Consent Date or the Expiration Date, as applicable, we may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission. The supplemental indenture may become effective where the Requisite Consents are received and the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Consent Solicitation” have been satisfied or, where permitted, waived on or prior to the Early Consent Date or the Expiration Date, as applicable. If the supplemental indenture is executed and delivered, the proposed amendments will become operative on the Settlement Date.

Acceptance of EDS Notes and Consents and Delivery of DXC Notes	You may not consent to the proposed amendments to the EDS Indenture without tendering your EDS Notes in the exchange offer and you may not tender your EDS Notes for exchange without consenting to the proposed amendments to the EDS Indenture.

Subject to the satisfaction or, where permitted, waiver of the conditions to the exchange offer, we will accept for exchange any and all EDS Notes that are validly tendered prior to the Expiration Date and not validly withdrawn prior to the Early Consent Date; likewise, because the act of validly tendering EDS Notes will also constitute valid delivery of consents to the proposed amendments to the EDS Indenture for the EDS Notes so tendered, we will also accept all consents that are validly delivered prior to the Expiration Date and not validly revoked prior to the Early Consent Date. See “The Exchange Offer and Consent Solicitation—Acceptance of EDS Notes for Exchange; DXC Notes; Effectiveness of Proposed Amendments.”

The DXC Notes issued pursuant to the exchange offer will be issued and delivered through the facilities of DTC promptly on the Settlement Date. We will return to you any EDS Notes that are not accepted for exchange for any reason without expense to you promptly after the Expiration Date.

U.S. Federal Income Tax Considerations	Holders should consider certain U.S. federal income tax consequences of the exchange offer; please consult your tax advisor about the tax consequences to you of the exchange. See “Material U.S. Federal Income Tax Consequences.”

Consequences of Not Exchanging EDS Notes for DXC Notes	If you do not exchange your EDS Notes for DXC Notes in the exchange offer, you will not receive the benefit of having DXC Technology Company as the obligor of your notes and you will not receive the Exchange Offer Consideration or Total Consideration (which includes the $50 consent fee for each $1,000 aggregate principal amount of notes tendered prior to the Early Consent Date), as applicable, in connection with the exchange offer and consent solicitation. In addition, if the Requisite Consents with respect to the EDS Notes are received and the proposed amendments to the EDS Notes become effective, those amendments will apply to all EDS Notes that are not exchanged in the exchange offer, even though the remaining holders of such EDS Notes did not consent to the proposed amendments. Thereafter, all such EDS Notes will be governed by the EDS Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections for the holders of those securities compared to those currently in the EDS Indenture or applicable to the EDS Notes.

Additionally, the trading market for any remaining EDS Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the EDS Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price volatility of EDS Notes that remain outstanding may be materially and adversely affected. Therefore, if your EDS Notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged EDS Notes. The EDS Notes may also be adversely affected by the USPS Separation.

See “Risk Factors—Risks Related to the Exchange Offer and the Consent Solicitation.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent and Information Agent	Global Bondholder Services Corporation is serving as exchange agent and information agent for the exchange offer and consent solicitation.

No Recommendation	None of DXC, EDS, the exchange agent, the information agent or the trustee under the EDS Indenture or the DXC Indenture, or any other person makes any recommendation in connection with the exchange offer as to whether any EDS noteholder should tender or refrain from tendering all or any portion of the principal amount of that holder’s EDS Notes (and in so doing, consent to the adoption of the proposed amendments to the EDS indenture and the EDS Notes), and no one has been authorized by any of them to make such a recommendation.

The exchange offer and consent solicitation are being made by us only in connection with our offer of the DXC Notes and in our capacity as the issuer of the DXC Notes. No other securities are being offered and no consents are being solicited other than for the EDS Notes in the exchange offer and consent solicitation. None of DXC, EDS, the exchange agent, the information agent or the trustee under the EDS Indenture or the DXC Indenture, or any other person is soliciting the holders of EDS Notes to reject the exchange offer, to not tender their EDS Notes or to otherwise retain their investment in the EDS Notes.

Risk Factors	For risks related to the exchange offer and consent solicitation, please read the section entitled “Risk Factors” beginning on page 19 of this prospectus.

Further Information	Questions concerning the terms of the exchange offer and consent solicitation, the tender procedures and requests for additional copies of the prospectus and the letter of transmittal and consent should be directed to the information agent at their address and telephone number set forth on the back cover of this prospectus.

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained herein. You should read this prospectus and any prospectus supplement, together with the documents incorporated by reference herein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

The DXC Notes

Issuer	DXC Technology Company

Notes Offered	$300,000,000 aggregate principal amount of 7.45% Senior Notes due 2029.

Interest Rates; Interest Payment Dates; Maturity Dates	The DXC Notes will have the same interest rate, maturity date, optional redemption prices and interest payment dates as the EDS Notes for which they are being offered in exchange.

Each DXC Note will bear interest from the most recent interest payment date on which interest has been paid on the corresponding EDS Note. No accrued but unpaid interest will be paid with respect to any EDS Notes validly tendered and not validly withdrawn prior to the Expiration Date. Holders of EDS Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from EDS in respect of interest accrued from the date of the last interest payment date in respect of their EDS Notes. Consequently, holders of DXC Notes who tendered their EDS Notes prior to the Expiration Date will receive the same interest payments that they would have received had they not exchanged their EDS Notes in the exchange offer. Interest will only accrue with respect to the aggregate principal amount of DXC Notes you receive.

DXC Notes Interest Rates (per annum) and Maturity Dates	DXC Notes Semi-Annual Interest Payment Dates	DXC Notes First Interest Payment Date
7.45% Senior Notes due October 15, 2029	April 15 and October 15	April 15, 2018

Optional Redemption	The DXC Notes will be redeemable as a whole or in part, at our option, at any time or from time to time, at the redemption prices described in “Description of the DXC Notes—Optional Redemption;” which redemption terms are identical to those applicable to the EDS Notes.

Ranking	The DXC Notes will be our direct, unconditional, unsecured and unsubordinated general obligations. The DXC Notes will rank equally with all of our other senior unsecured general obligations from time to time outstanding. The DXC Notes will be effectively subordinated to the obligations, including indebtedness, of our subsidiaries.

Further Issuances	DXC may, without the consent of the holders of the DXC Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the DXC Notes, provided that if the additional notes are not fungible with the DXC Notes for U.S. federal income tax purposes, the additional notes will be issued with a different CUSIP number than the DXC Notes.

Denominations	We will issue the DXC Notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Trading	The DXC Notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system.

Trustee	U.S. Bank National Association.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the DXC Notes in connection with the exchange offer. In exchange for issuing the DXC Notes, we will receive EDS Notes. The EDS Notes surrendered in connection with the exchange offer and accepted for exchange may remain outstanding or may be retired and cancelled. See “Use of Proceeds.”

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus and in particular, you should evaluate the sections entitled “Risk Factors” in this prospectus as well as “Risk Factors” incorporated by reference into this prospectus, including from our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2017 and September 30, 2017, for a discussion of the risks that you should consider in connection with your investment in the DXC Notes.

RISK FACTORS

Before making an investment decision in the exchange offer, you should consider carefully the information under the heading “Risk Factors” incorporated by reference into this prospectus, including from our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2017 and September 30, 2017, and the following risk factors. You should also carefully consider the other information included in this prospectus and any prospectus supplement, together with the documents incorporated by reference herein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.” Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Risks Related to the DXC Notes

Our indebtedness may adversely affect our business, financial condition and results of operations, as well as our ability to meet our payment obligations under the DXC Notes and our other debt.

Following this exchange offer we will continue to have a significant amount of debt and debt service requirements. As of September 30, 2017, we and our subsidiaries had outstanding indebtedness of approximately $8.5 billion.

This level of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to satisfy our debt obligations, including under the DXC Notes, and other ongoing business obligations, which may result in defaults;

•	experiencing events of default if we fail to comply with the financial and other covenants contained in the agreements governing our debt instruments, which could result in all of our debt becoming immediately due and payable or require us to negotiate an amendment to financial or other covenants that could cause us to incur additional fees and expenses;

•	subjecting us to the risk of increased sensitivity to interest rate increases in our outstanding indebtedness that bears interest at variable rates and could cause our debt service obligations to increase significantly;

•	increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing;

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industries in which we operate, and the overall economy;

•	placing us at a competitive disadvantage compared to any of our competitors that have less debt or are less leveraged; and

•	increasing our vulnerability to the impact of adverse economic and industry conditions.

Our ability to meet our payment and other obligations under our debt instruments depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. There can be no assurance that our business will generate sufficient cash flow from operations, or that current or future borrowings will be sufficient to meet our current debt obligations under the DXC Notes and our other debt and to fund other liquidity needs.

The DXC Notes will be effectively subordinated to the obligations of our subsidiaries.

Because our subsidiaries are not guaranteeing our obligations under the DXC Notes, holders of the DXC Notes will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. All obligations of our subsidiaries would be effectively senior to the DXC Notes. As a result, in the event of the bankruptcy, liquidation or reorganization of DXC or upon acceleration of the DXC Notes due to an event of default, our subsidiaries’ assets will be available to pay its obligations on the DXC Notes only after all of the creditors of those subsidiaries have been paid in full. As of September 30, 2017, after giving pro forma effect to the exchange offer, assuming that all EDS Notes are exchanged for DXC Notes, our subsidiaries would have had outstanding indebtedness of approximately $0.8 billion, not including $1.7 billion of capital leases and asset financing used by our subsidiaries in the provisioning of IT and infrastructure services.

Despite our current indebtedness levels, we may be able to incur substantially more debt. This could exacerbate further the risks associated with our leverage.

We may incur substantial additional indebtedness for many reasons, including to fund acquisitions. The terms of the DXC Indenture generally will not restrict us from doing so. As of September 30, 2017, we had commitments available to be borrowed under the revolving credit facility of $3.4 billion, after giving effect to $0.4 billion of revolving credit facility borrowings. In addition, the DXC Indenture will allow us to issue additional notes under certain circumstances. Although the DXC Indenture places some limitations on our ability and the ability of certain of our subsidiaries to create liens securing indebtedness, there are significant exceptions to these limitations that will allow us and our subsidiaries to secure significant amounts of indebtedness without equally and ratably securing the DXC Notes. If we or our subsidiaries incur secured indebtedness and such secured indebtedness is either accelerated or becomes subject to a bankruptcy, liquidation or reorganization, our and our subsidiaries’ assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the DXC Notes that are not similarly secured. Subject to certain limitations, the DXC Indenture also does not restrict our subsidiaries, including without limitation all of our non-U.S. subsidiaries, from incurring additional debt, which would be structurally senior to the DXC Notes. In addition, the DXC Indenture will not prevent us or our subsidiaries from incurring other liabilities that do not constitute indebtedness. If new debt or other liabilities are added to our current debt levels, the related risks that we now face could intensify.

The DXC Indenture governing the DXC Notes will contain negative covenants that may have a limited effect.

The DXC Indenture will contain limited covenants that will restrict our ability and ability of certain of our subsidiaries to create certain liens, enter into certain sale and lease-back transactions and consolidate or merge with or into, or sell our consolidated assets substantially as an entirety to, another person. These limited covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. In light of these exceptions, holders of the DXC Notes may be structurally or contractually subordinated to a substantial amount of new debt. Additionally, the covenants in the DXC Indenture will not limit the ability of us and our subsidiaries to, among other things, incur unsecured debt, pay dividends, repurchase stock, make investments, dispose of assets not constituting our consolidated assets substantially as an entirety or enter into transactions with our affiliates.

Fraudulent conveyance laws may void the DXC Notes or subordinate the DXC Notes.

The issuance of the DXC Notes may be subject to review under applicable bankruptcy laws or relevant fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our creditors. Under these laws, if in such a lawsuit a court were to find that, at the time the DXC Notes were issued, we:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt, and the issuer:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

•	then the court could void the DXC Notes or subordinate the DXC Notes to our presently existing or future debt or take other actions detrimental to you.

We cannot assure you as to what standard a court would apply in order to determine whether we were “insolvent” as of the date the DXC Notes were issued and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the DXC Notes were issued that the payments constituted fraudulent transfers on another ground.

Under the DXC Indenture, the Change of Control Triggering Event that would require us to repurchase the DXC Notes are subject to a number of significant limitations, and certain change of control events that affect the market price of the DXC Notes may not give rise to any obligation to repurchase the DXC Notes.

Although we will be required under the DXC Indenture to make an offer to repurchase the DXC Notes upon the occurrence of a Change of Control Triggering Event (defined below), the term “Change of Control Triggering Event” is limited in its scope and does not include all change of control events that might affect the market value of the DXC Notes. In particular, we are required to repurchase the DXC Notes upon certain change of control events only if the ratings of the DXC Notes are lowered below investment grade during the relevant “trigger period.” As a result, our obligation to repurchase the DXC Notes upon the occurrence of a change of control is limited and may not preserve the value of the DXC Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

We may be unable to purchase the DXC Notes upon a change of control.

The terms of the DXC Notes will require us to make an offer to repurchase the DXC Notes upon the occurrence of a Change of Control Triggering Event at a purchase price equal to 101% of the principal amount of the DXC Notes, plus accrued and unpaid interest to, but excluding, the date of the purchase. The occurrence of a Change of Control Triggering Event would cause an event of default under the senior credit facilities and therefore could cause us to have to repay amounts outstanding thereunder, and any financing arrangements we may enter into in the future may also require repayment of amounts outstanding in the event of a Change of Control Triggering Event and therefore limit our ability to fund the repurchase of your DXC Notes pursuant to the Change of Control Offer. It is possible that we will not have sufficient funds, or be able to arrange for additional financing, at the time of the Change of Control Triggering Event to make the required repurchase of DXC Notes. If we have insufficient funds to repurchase all DXC Notes that holders tender for purchase pursuant to the Change of Control Offer, and we are unable to raise additional capital, an event of default would occur under the DXC Indenture. An event of default could cause any other debt that we may have at that time to become automatically due, further exacerbating our financial condition and diminishing the value and liquidity of the DXC Notes. We cannot assure you that additional capital would be available to us on acceptable terms, or at all. See “Description of the DXC Notes—Change of Control Triggering Event.”

We cannot assure holders that the DXC Notes will be rated by a rating agency.

Although other series of senior notes issued by us are currently rated by rating agencies, there can be no assurance that the major rating agencies, including Fitch, S&P and Moody’s, will elect to rate the DXC Notes offered hereby.

Active trading markets may not develop for the DXC Notes.

The DXC Notes are new issuances of securities for which no public trading market currently exists. A liquid market for the DXC Notes may not develop or be maintained. The DXC Notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system. In addition, the trading price of the DXC Notes may fluctuate, depending upon prevailing interest rates, the market for similar DXC Notes, our performance and other factors. The market for the DXC Notes may not be free from disruptions that may adversely affect the prices at which you may sell the DXC Notes.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the DXC Notes.

The price for the DXC Notes depends on many factors, including:

•	our credit ratings;

•	prevailing interest rates being paid by, or the market prices for debt securities issued by, other companies similar to us;

•	our financial condition, financial performance and prospects, including those related to the Transactions; and

•	the overall conditions of the general economy and the financial markets.

The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the DXC Notes.

Risks Related to the Exchange Offer and Consent Solicitation

The proposed amendments to the EDS Indenture will reduce protections for remaining holders of EDS Notes.

Although the EDS Indenture currently contains limited protections, if the proposed amendments to the EDS Indenture for the EDS Notes are adopted, the covenants and certain other terms of the EDS Notes will be even less restrictive and will afford further reduced protection to any remaining holders of EDS Notes compared to the covenants and other provisions currently contained in the EDS Indenture. The proposed amendments, if adopted, would delete in their entirety substantially all of the restrictive covenants and eliminate certain events of default in the EDS Indenture.

The proposed amendments to the EDS Indenture would, among other things,

•	eliminate the covenant requiring EDS to meet certain reporting requirements;

•	eliminate the covenant prohibiting EDS from incurring certain liens;

•	eliminate the covenant prohibiting EDS from engaging in certain sale and leaseback transactions;

•	eliminate the covenant prohibiting EDS from engaging in certain fundamental changes or dispositions of assets;

•	amend the EDS Indenture to provide for the termination and replacement of guarantees; and

•	eliminate certain events of default.

If the proposed amendments are adopted for the EDS Notes, each non-exchanging holder of that series will be bound by the proposed amendments even if that holder did not consent to the proposed amendments. These amendments will permit us to take certain actions previously prohibited that could increase the credit risk of EDS, and might adversely affect the liquidity, market price and price volatility of the EDS Notes or otherwise be adverse to the interests of the holders of the EDS Notes. See “The Proposed Amendments.”

The liquidity of the EDS Notes that are not exchanged may be reduced.

We expect that the trading market for unexchanged EDS Notes will become more limited if the amount of the EDS Notes outstanding is reduced upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged EDS Notes exists or develops, those securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged EDS Notes will exist, develop or be maintained or as to the prices at which the unexchanged EDS Notes may be traded.

We cannot assure holders of the EDS Notes that existing rating agency ratings for the EDS Notes will be maintained, or that rating agencies will continue to rate the EDS Notes.

We cannot assure holders of the EDS Notes that as a result of the exchange offer or otherwise, one or more rating agencies, including Fitch, S&P or Moody’s, would not take action to downgrade or negatively comment upon their respective ratings on the EDS Notes. Any downgrade or negative comment may adversely affect the market price of the EDS Notes. In addition, we cannot assure holders of the EDS Notes that such rating agencies will continue to provide ratings for the EDS Notes if the remaining aggregate principal amount of EDS Notes outstanding is deemed to be an inconsequential amount, in accordance with the policies of each of the rating agencies.

The exchange offer and consent solicitation may be cancelled or delayed.

Completion of the exchange offer and consent solicitation are subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer” or “The Exchange Offer and Consent Solicitation—Conditions to the Consent Solicitation,” as applicable, including, in the case of the consent solicitation, the receipt of the Requisite Consents. Even if the exchange offer and consent solicitation are completed, it may not be completed on the schedule described in this prospectus. For details, see “The Exchange Offer and Consent Solicitation—Expiration Date; Extensions; Amendments.” Accordingly, holders participating in the exchange offer and consent solicitation may have to wait longer than expected to receive their DXC Notes.

You may not receive DXC Notes in the exchange offer if the procedures for the exchange offer are not followed.

We will issue the DXC Notes in exchange for your EDS Notes only if you tender your EDS Notes and deliver a properly completed and duly executed letter of transmittal and consent or the electronic transmittal through DTC’s Automated Tender Offer Program and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offer. Accordingly, beneficial owners wishing to participate in the exchange offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offer. If we do not receive your EDS Notes, letter of transmittal and consent and other required documents by the Expiration Date, we will not accept your EDS Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of EDS Notes for exchange. If there are defects or irregularities with respect to your tender of EDS Notes, we will not accept your EDS Notes for exchange until such irregularities have been cured or waived.

We may acquire EDS Notes in future transactions.

We may in the future seek to acquire EDS Notes in open market or privately-negotiated transactions, through subsequent exchange offers or otherwise. The terms of any of those purchases or offers could differ from the terms of these exchange offers and such other terms may be more or less favorable to holders of EDS Notes. In addition, repurchases by us of EDS Notes in the future could further reduce the liquidity of the EDS Notes.

The Exchange Offer Consideration does not reflect any valuation of the EDS Notes or the DXC Notes and is subject to market volatility.

We have made no determination that the Exchange Offer Consideration represents a fair valuation of either the EDS Notes or the DXC Notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of EDS Notes. None of DXC, EDS, the exchange agent, the information agent or the trustee under the EDS Indenture or the DXC Indenture, or any other person is making any recommendation as to whether or not you should tender EDS Notes for exchange in the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the consolidated ratio of earnings to fixed charges for (i) DXC on a historical basis and (ii) CSC on a historical basis, for each of the fiscal years in the last five-year period.

For the purpose of computing these ratios, “earnings” consists of income from continuing operations before taxes, interest and expense on indebtedness and the interest portion of rentals. “Fixed charges” consists of interest expense, rental expense and capitalized interest. The ratio was calculated by dividing the sum of the earnings (as defined above) by the sum of the fixed charges (as defined above).

	Six Months Ended September 30, 2017	Fiscal Year Ended
		March 31, 2017		April 1, 2016	April 3, 2015		March 28, 2014	March 29, 2013
Ratio of earnings to fixed charges	3.0	—	(a)	1.0	—	(b)	4.6	—	(c)

(a)	Reported earnings were insufficient to cover fixed charges during fiscal 2017 by $175 million.
(b)	Reported earnings were insufficient to cover fixed charges during fiscal 2015 by $674 million.
(c)	Reported earnings were insufficient to cover fixed charges during fiscal 2013 by $249 million.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the DXC Notes in connection with the exchange offer. We will receive the tendered EDS Notes. The EDS Notes surrendered in connection with the exchange offer and accepted for exchange may remain outstanding or may be retired and cancelled.

CAPITALIZATION

The following table sets forth cash and cash equivalents, indebtedness and capitalization for DXC as of September 30, 2017 on an historical basis and on a pro forma basis to give effect to the exchange offer, assuming that all EDS Notes are exchanged for DXC Notes.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our and CSC’s historical financial statements and the notes to those statements included or incorporated by reference in this prospectus.

(in millions)	Historical as of September 30, 2017	Pro Forma
	(unaudited)
Cash and cash equivalents	$2,671	$2,671

Short-term obligations:
Commercial paper	$828	$828
EUR Term Loan due 2018	473	473
Current maturities of long-term debt	207	207
Current maturities of capitalized lease liabilities	692	692

Total short-term debt and current maturities of long-term debt	2,200	2,200
Long-term obligations:(1)
U.K. Term loan due 2019	248	248
AUD Term Loan due 2021	216	216
Euro Term Loan due 2022	338	338
USD Term Loan due 2022	1,165	1,165
Revolving Credit Facility(2)	385	385
2.875% Senior Notes due 2020(3)	504	504
Senior Floating Rate Notes due 2021	647	647
4.45% Senior Notes due 2022(4)	274	274
4.45% Senior Notes due 2022(4) (CSC Notes)	178	178
4.25% Senior Notes due 2024(3)	508	508
4.75% Senior Notes due 2027(3)	509	509
7.45% Senior Notes due 2029 (EDS Notes)(5)	358	—
7.45% Senior Notes due 2029 (DXC Notes)(5)	—	358
Lease credit facility, various	50	50
Capitalized lease liabilities	1,379	1,379
Borrowings for assets acquired under long-term financing	310	310
Mandatorily redeemable preferred stock due 2023	61	61
Other debt(6)	94	94

Long-term debt	7,224	7,224
Less: current maturities of long-term debt	899	899

Total long-term debt, net of current maturities	$6,325	$6,325

Stockholders’ equity:
Common stock	$3	$3
Additional paid-in capital	12,158	12,158
Retained earnings	110	110
Accumulated other comprehensive loss	(70)	(70)
Treasury stock, at cost	(61)	(61)

Total stockholders’ equity	12,140	12,140
Noncontrolling interests in subsidiaries	367	367

Total Equity	12,507	12,507

Total capitalization	$21,032	$21,032

(1)	See “Description of Certain Indebtedness” for a description of certain of the loans and facilities in the table above.
(2)	DXC is the principal borrower and CSC is a subsidiary borrower under the Revolving Credit Facility. Classified as short-term if we intend to repay within 12 months (other than from refinancing) and as long-term otherwise. As of September 30, 2017, $3.81 billion of commitments were outstanding under the Revolving Credit Facility, of which $3.74 billion matures on January 15, 2023 and $70 million matures on January 15, 2021.
(3)	The 2.875% Senior Notes due 2020, 4.25% Senior Notes due 2024 and 4.75% Senior Notes due 2027 notes each reflect the actual principal amount outstanding in addition to aggregate unamortized premiums of $21 million resulting from the application of fair value accounting resulting from the HPES Transactions.
(4)	The 4.450% Senior Notes due 2022 and 4.45% Senior Notes due 2022 (CSC Notes) each reflect the actual principal amount outstanding in addition to aggregate unamortized premiums of $8 million.
(5)	The 7.45% Senior Notes due 2029 reflect the $300 million principal amount outstanding of each of the EDS Notes and the DXC Notes issued pursuant to this exchange and include $58 million of unamortized premiums resulting from the application of fair value accounting resulting from the HPES Transactions. The EDS Notes on a pro forma as adjusted basis do not reflect any EDS Notes that are tendered pursuant to this exchange offer and that may remain outstanding.
(6)	Other debt consists of mortgage payable of $57 million and certain other borrowings of $37 million.

THE EXCHANGE OFFER AND CONSENT SOLICITATION

Purpose of the Exchange Offer and Consent Solicitation

We are conducting the exchange offer to simplify our capital structure and align the covenants of its outstanding indebtedness. In connection with the HPES Transactions, we agreed with HPE to make the exchange offer of DXC Notes to holders of the EDS Notes. We are conducting the consent solicitation to, among other things, eliminate substantially all of the restrictive covenants in the EDS Indenture, eliminate certain events of default, amend the EDS Indenture to provide for the termination and replacement of guarantees and make certain conforming changes to the EDS Indenture to reflect the proposed amendments.

Terms of the Exchange Offer and Consent Solicitation

We are offering to exchange any and all validly tendered and accepted EDS Notes for new DXC Notes, summarized in the table below.

EDS Notes to be Exchanged	CUSIP No. for the EDS Notes	DXC Notes to be Issued by Us	CUSIP No. for the DXC Notes
7.45% Senior Notes due 2029	285659AF5	7.45% Senior Notes due 2029	23355LAF3

In exchange for each $1,000 principal amount of EDS Notes that is validly tendered prior to the Early Consent Date, and not validly withdrawn, holders will be eligible to receive the Total Consideration, which consists of the Exchange Offer Consideration of $1,000 principal amount of DXC Notes and the early consent payment of $50 for each $1,000 principal amount of EDS Notes. EDS Notes that are validly tendered after the Early Consent Date and prior to the Expiration Date, and not validly withdrawn, will not receive the early consent payment.

The DXC Notes will be issued in registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The interest rates, interest payment dates, optional redemption prices and maturity date of the DXC Notes will be the same as those of the EDS Notes to be exchanged. The DXC Notes received in exchange for the tendered EDS Notes will accrue interest from (and including) the most recent date to which interest has been paid on those EDS Notes. Except as otherwise set forth above, you will not receive a payment for accrued and unpaid interest on EDS Notes you tender at the time of the exchange.

The DXC Notes are a new series of debt securities that will be issued under an indenture dated as of March 27, 2017 between DXC Technology Company (formerly known as Everett SpinCo, Inc.) and U.S. Bank National Association, as trustee (the “DXC Base Indenture”), as supplemented by a fifth supplemental indenture thereto, to be dated the Settlement Date between DXC Technology Company and U.S. Bank National Association, (the “DXC Supplemental Indenture” and together with the DXC Base Indenture, the “DXC Indenture”). The terms of the DXC Notes will include those expressly set forth in such notes and the DXC Indenture and those made part of the DXC Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In conjunction with the exchange offer, we are also soliciting consents from the holders of the EDS Notes to effect a number of amendments to the EDS Indenture under which the EDS Notes were issued and are governed. The proposed amendments for the EDS Notes constitute a single proposal, and a consenting holder must consent to the proposed amendments in their entirety and may not consent selectively with respect to only certain of the proposed amendments. See “The Proposed Amendments.” You may not consent to the proposed amendments to the EDS without tendering your EDS Notes in the exchange offer and you may not tender your EDS Notes for exchange without consenting to the proposed amendments. If a holder’s EDS Notes are not validly tendered or are validly tendered but validly withdrawn and not validly re-tendered on or prior to the Early Consent Date, or such EDS Notes are validly tendered on or prior to the Early Consent Date but are validly withdrawn on or prior to the Early Consent Date, that holder will not receive an early consent payment in respect of its EDS Notes, even though the proposed amendments may be effective and operative as to that holder’s EDS Notes that are not purchased in the exchange offer.

The consummation of the exchange offer and consent solicitation are subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “—Conditions to the Exchange Offer” or “—Conditions to the Consent Solicitation,” as applicable, including, in the case of the consent solicitation, the receipt of the Requisite Consents as to the EDS Notes. On or prior to the Early Consent Date or the Expiration Date, as applicable, we may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission. The supplemental indenture may become effective after the Early Consent Date or the Expiration Date, as applicable, where the Requisite Consents are received and the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Consent Solicitation” have been satisfied or, where permitted, waived, but the proposed amendments will only become operative on the Settlement Date.

If the Requisite Consents are received and the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Consent Solicitation” have been satisfied or, where permitted, waived, then EDS and the EDS trustee will execute a supplemental indenture setting forth the proposed amendments and such supplemental indenture shall become effective upon its execution and delivery. It is anticipated that EDS and the EDS Trustee will execute and deliver the supplemental indenture (i) following the Early Consent Date, if EDS has received the Requisite Consents on or before the Early Consent Date, or (ii) if the Requisite Consents are received after the Early Consent Date, but on or before the Expiration Date, following the Expiration Date and prior to the Settlement Date. If the supplemental indenture is executed and delivered, the proposed amendments will become operative on the Settlement Date. Each non-consenting holder of EDS Notes as to which the exchange offer has been consummated will be bound by the supplemental indenture.

Conditions to the Exchange Offer

The consummation of the exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the following conditions: (a) the registration statement of which this prospectus forms a part has been declared effective by the Commission and (b) the following statements are true:

•	In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer or the exchange of EDS Notes under an exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the exchange offer or the exchange of EDS Notes under an exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of EDS Notes under an exchange offer; or

•	in our reasonable judgment, could materially affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, taken as a whole, or materially impair the contemplated benefits to us of the exchange offer or the exchange of EDS Notes under an exchange offer, or might be material to holders of EDS Notes in deciding whether to accept the exchange offer; and

•	None of the following has occurred:

•	any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory);

•	a material impairment in the general trading market for debt securities;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory); or

•	any material adverse change in United States securities or financial markets generally.

Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding, subject to the rights of the holders of the EDS Notes to challenge such determination in a court of competent jurisdiction. All of these conditions are for our sole benefit and, on or prior to the Expiration Date, we may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms part has been declared effective by the Commission. All conditions to the exchange offer must be satisfied or, where permitted, waived, on or prior to the Expiration Date.

Conditions to the Consent Solicitation

The consummation of the consent solicitation is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the following conditions on the Early Consent Date or the Expiration Date, as applicable: (a) the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of EDS Notes, (b) the registration statement of which this prospectus forms a part has been declared effective by the Commission and (c) the following statements are true:

•	In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer or the exchange of EDS Notes under an exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the exchange offer or the exchange of EDS Notes under an exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of EDS Notes under an exchange offer; or

•	in our reasonable judgment, could materially affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, taken as a whole, or materially impair the contemplated benefits to us of the exchange offer or the exchange of EDS Notes under an exchange offer, or might be material to holders of EDS Notes in deciding whether to accept the exchange offer;

•	None of the following has occurred:

•	any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory);

•	a material impairment in the general trading market for debt securities;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory); or

•	any material adverse change in United States securities or financial markets generally; and

•

The EDS Trustee has executed and delivered a supplemental indenture relating to the proposed amendments to the EDS Indenture and has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, the exchange offer or the exchange of EDS Notes under an exchange offer, the consent solicitation or our ability to effect the proposed amendments, nor has EDS Trustee taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting consents (including the form thereof) or in making the exchange offer, the exchange of the EDS Notes under an exchange offer or the consent solicitation.

Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding, subject to the rights of the holders of the EDS Notes to challenge such determination in a court of competent jurisdiction. All of these conditions are for our sole benefit and, on or prior to the Early Consent Date or the Expiration Date, as applicable, we may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms part has been declared effective by the Commission. All conditions to the consent solicitation must be satisfied or, where permitted, waived, on or prior to the Early Consent Date or the Expiration Date, as applicable.

Expiration Date; Extensions; Amendments

The Expiration Date for the exchange offer shall be the time immediately following 11:59 p.m., New York City time, on             ,             , subject to our right to extend that date and time in our sole discretion and from time to time, in which case the Expiration Date shall be the latest date and time to which we have extended the exchange offer. The deadline for holders of EDS Notes to validly tender their EDS Notes and deliver related consents and be eligible to receive payment of the Total Consideration of the exchange offer and consent solicitation is 5:00 p.m., New York City time, on             ,             , subject to our right to extend that date and time in our sole discretion and from time to time, in which case the Early Consent Date shall be the latest date and time to which we have extended the early consent date.

Subject to applicable law, we expressly reserve the right, in our sole discretion, with respect to the exchange offer to:

•	delay accepting any EDS Notes, to extend the exchange offer and consent solicitation or to terminate the exchange offer and consent solicitation and not accept any EDS Notes; and

•	amend, modify or waive in part or whole, at any time prior to the Expiration Date exchange offer, the terms of the exchange offer and consent solicitation in any respect, including waiver of any conditions to consummation of the exchange offer and consent solicitation (except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission and, in the case of the consent solicitation, the condition of receiving the Requisite Consents).

If we exercise any such right, we will give written notice thereof to the exchange agent and will make a public announcement thereof as promptly as practicable. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to any appropriate news agency.

The minimum period during which the exchange offer will remain open following material changes in the terms of the exchange offer or in the information concerning the exchange offer will depend upon the facts and circumstances of such change, including the relative materiality of the changes.

In accordance with Rule 14e-1 under the Exchange Act, if we elect to change the consideration offered or the amount of EDS Notes sought, the exchange offer will remain open for a minimum ten business-day period following the date that the notice of such change is first published or sent to holders of the EDS Notes. We may choose to extend the exchange offer, in our sole discretion, by giving notice of such extension at any time on or prior to 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Date. During any such extension, all EDS Notes previously tendered will remain subject to the exchange offer and we may accept them for exchange. Holders who have tendered their EDS Notes will not, however, be able to withdraw their tendered EDS Notes or revoke their consent with respect thereto after the Early Consent Date, even if we extend the Exchange Offer.

If the terms of the exchange offer and consent solicitation are amended in a manner determined by us to constitute a material change adversely affecting any holder of the EDS Notes, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of the EDS Notes of such amendment, and will extend the exchange offer and consent solicitation as well as extend the withdrawal deadline, or if the Expiration Date has passed, provide additional withdrawal rights, for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to the holders of the EDS Notes, if the exchange offer and consent solicitation would otherwise expire during such time period.

Effect of Tender

Holders will not be entitled to receive the Early Consent Payment unless they tender their EDS Notes and deliver their consents to the proposed amendments on or prior to the Early Consent Date. Any tender of an EDS Note by a noteholder that is not validly withdrawn prior to the Early Consent Date will constitute a binding agreement between that holder and DXC and a consent to the proposed amendments, upon the terms and subject to the conditions of the exchange offer and the letter of transmittal and consent, which agreement will be governed by, and construed in accordance with, the laws of the State of New York. The acceptance of the exchange offer by a tendering holder of EDS Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered EDS Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

If the proposed amendments to the EDS Indenture have been adopted, the amendments will apply to all EDS Notes that are not acquired in the exchange offer, even though the holders of those EDS Notes did not consent to the proposed amendments. Thereafter, all such EDS Notes will be governed by the EDS Indenture, as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the EDS Indenture or those applicable to the DXC Notes. See “Risk Factors—Risks Relating to the Exchange Offer and Consent Solicitation—The proposed amendments to the EDS Indenture will reduce protections for remaining holders of EDS Notes.”

Absence of Dissenters’ Rights

Holders of the EDS Notes do not have any appraisal or dissenters’ rights under New York law, the law governing the EDS Indenture and EDS Notes certificate, or under the terms of the EDS Indenture in connection with the exchange offer.

Procedures for Tendering

If you hold EDS Notes and wish to have those notes exchanged for DXC Notes, you must validly tender (or cause the valid tender of) your EDS Notes using the procedures described in this prospectus and in the accompanying letter of transmittal and consent. The proper tender of EDS Notes will constitute a consent to the proposed amendments to the EDS Indenture and the EDS Notes in respect of such tendered EDS Notes.

The procedures by which you may tender or cause to be tendered EDS Notes will depend upon the manner in which you hold the EDS Notes, as described below. No alternative, conditional or contingent tenders will be accepted.

EDS Notes Held with DTC

Pursuant to authority granted by DTC, if you are a DTC participant that has EDS Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your EDS Notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with EDS Notes credited to their accounts. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the EDS Notes at DTC for purposes of the exchange offer.

Tender of EDS Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their EDS Notes must continue to hold EDS Notes in the minimum authorized denomination of $1,000 principal amount.

Any DTC participant may tender EDS Notes and thereby deliver a consent to the proposed amendments to the EDS Indenture by effecting a book-entry transfer of the EDS Notes to be tendered in the exchange offer into the account of the exchange agent at DTC and either (1) electronically transmitting its acceptance of the exchange offer through DTC’s ATOP procedures for transfer; or (2) completing and signing the letter of transmittal and consent according to the instructions contained therein and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus, in either case before the Expiration Date of the exchange offer.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering EDS Notes that the participant has received and agrees to be bound by the terms and conditions of the exchange offer and consent solicitation as set forth in this prospectus and the letter of transmittal and consent and that DXC and EDS may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date of the exchange offer.

The letter of transmittal and consent (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal and consent, and any other required documents, must be transmitted to and received by the exchange agent prior to the Expiration Date of the exchange offer at its address set forth on the back cover page of this prospectus. Delivery of these documents to DTC does not constitute delivery to the exchange agent.

EDS Notes Held Through a Nominee

Currently, the EDS Notes are held in book-entry form and can only be tendered by following the procedures described above under “Procedures for Tendering—EDS Notes Held with DTC.” However, if you are a beneficial owner of EDS Notes that are subsequently issued in certificated form and that are held of record by a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender EDS Notes in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the EDS Notes on your behalf using one of the procedures described above.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offer. Accordingly, beneficial owners wishing to participate in the exchange offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offer and consent solicitation.

Letter of Transmittal and Consent

Subject to and effective upon the acceptance for exchange and issuance of DXC Notes, in exchange for EDS Notes tendered by a letter of transmittal and consent or agent’s message in accordance with the terms and subject to the conditions set forth in this prospectus, by executing and delivering a letter of transmittal and consent (or agreeing to the terms of a letter of transmittal and consent pursuant to an agent’s message) a tendering holder of EDS Notes, among other things:

•	irrevocably sells, assigns and transfers to or upon the order of DXC all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, the EDS Notes tendered thereby;

•	waives any and all rights with respect to the EDS Notes (including any existing or past defaults and their consequences in respect of the EDS Notes);

•	releases and discharges DXC, EDS and the trustee under the EDS Indenture from any and all claims such holder may have, now or in the future, arising out of or related to the EDS Notes, including any claims that such holder is entitled to receive additional principal or interest payments with respect to the EDS Notes (other than as expressly provided in this document and in the letter of transmittal and consent) or to participate in any optional redemption or defeasance of the EDS Notes;

•	represents and warrants that the EDS Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	consents to the proposed amendments described below under “The Proposed Amendments” for the EDS Notes tendered; and

•	irrevocably constitutes and appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered EDS Notes (with full knowledge that the exchange agent also acts as the agent of DXC), with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the EDS Notes tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal and Consent

If you wish to participate in the exchange offer and consent solicitation, delivery of your EDS Notes, signature guarantees and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail properly insured with return receipt requested and (2) mail the required items in sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on the letter of transmittal and consent or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on the letter of transmittal and consent need not be guaranteed if:

•	the letter of transmittal and consent is signed by a DTC participant whose name appears on a security position listing of DTC as the owner of the EDS Notes and the portion entitled “Special Payment Instructions” on the letter of transmittal and consent has not been completed; or

•	the EDS Notes are tendered for the account of an eligible institution. See Instruction 4 in the letter of transmittal and consent.

Withdrawal of Tenders and Revocation of Corresponding Consents

By tendering EDS Notes for exchange, holders will be deemed to have validly delivered consents to the proposed amendments to the EDS Indenture. Tenders of EDS Notes in connection with the exchange offer may be withdrawn at any time before the Early Consent Date. Tenders of EDS Notes may not be withdrawn at any time thereafter. Consents to the proposed amendments in connection with the consent solicitation may be revoked at any time before the Early Consent Date of the consent solicitation by withdrawing the tender of EDS Notes, but may not be withdrawn at any time thereafter. A valid withdrawal of tendered EDS Notes before the Early Consent Date will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the EDS Indenture.

Beneficial owners desiring to withdraw EDS Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their EDS Notes. In order to withdraw EDS Notes previously tendered, a DTC participant may, prior to the Early Consent Date of the exchange offer, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant and the principal amount of EDS Notes subject to the notice. Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, except that signatures on the notice of withdrawal need not be guaranteed if the EDS Notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which the withdrawal relates. A DTC participant may withdraw a tender only if the withdrawal complies with the provisions described in this section.

If you are a beneficial owner of EDS Notes issued in certificated form and have tendered these notes (but not through DTC) and you wish to withdraw your tendered notes, you should contact the exchange agent for instructions.

Withdrawals of tenders of EDS Notes may not be rescinded and any EDS Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn EDS Notes, however, may be re-tendered by following the procedures described above at any time prior to the Expiration Date. EDS Notes that are validly tendered after the Early Consent Date and prior to the Expiration Date, and not validly withdrawn, will not receive the early consent payment.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender or withdrawal of EDS Notes in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding, subject to the rights or the holders of EDS Notes to challenge such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders or withdrawals not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender or withdrawal of any EDS Notes in the exchange offer, and our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal and consent) will be final and binding on all parties, subject to the rights of the holders of EDS Notes to challenge such interpretation in a court of competent jurisdiction. None of DXC, EDS, the exchange agent, the information agent or the trustee under the EDS Indenture or the DXC Indenture, or any other person will be under any duty to give notification of any defects or irregularities in tenders or withdrawals or incur any liability for failure to give any such notification.

Tenders or withdrawals of EDS Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. EDS Notes received by the exchange agent in connection with any exchange offer that are not validly tendered or withdrawn and as to which the irregularities have not been cured or waived will be returned by the exchange agent to (i) you by mail if they were tendered or withdrawn in certificated form or (ii) the DTC participant who delivered such EDS Notes by crediting an account maintained at DTC designated by such DTC participant if they were tendered or withdrawn through the ATOP procedures, in either case promptly after the Expiration Date or the withdrawal or termination of the exchange offer.

We may also in the future seek to acquire untendered EDS Notes in open market or privately-negotiated transactions, through subsequent exchange offers or otherwise. The terms of any of those purchases or offers could differ from the terms of this exchange offer.

Acceptance of EDS Notes for Exchange; DXC Notes; Effectiveness of Proposed Amendments

Assuming the conditions to the exchange offer are satisfied or, where permitted, waived, we will issue the DXC Notes in book-entry form promptly on the Settlement Date in exchange for EDS Notes that are properly tendered (and not validly withdrawn before the Early Consent Date) before the Expiration Date and accepted for exchange.

We will be deemed to have accepted validly tendered EDS Notes (and will be deemed to have accepted validly delivered consents to the proposed amendments for the EDS Indenture) if and when we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of DXC Notes will be made by the exchange agent on the Settlement Date, upon receipt of such notice. The exchange agent will act as agent for participating holders of the EDS Notes for the purpose of receiving consents and EDS Notes from such holders. If any tendered EDS Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if EDS Notes are withdrawn prior to the Early Consent Date, such unaccepted or withdrawn EDS Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

In no event will interest accrue or be payable by reason of any delay on the part of the exchange agent in making delivery to the holders entitled thereto or any delay in the allocation or crediting of securities received by DTC to participants in DTC or in the allocation or crediting of securities received by participants to beneficial owners and in no event will we be liable for interest or damages in relation to any delay to any holder.

It is anticipated that EDS and the EDS Trustee will execute and deliver the supplemental indenture containing the proposed amendments (i) following the Early Consent Date, if EDS has received the Requisite Consents on or before the Early Consent Date, or (ii) if the Requisite Consents are received after the Early Consent Date, but on or before the Expiration Date, following the Expiration Date and prior to the Settlement Date. The supplemental indenture will become effective immediately upon its execution and delivery after the Early Consent Date or the Expiration Date, as applicable. If the supplemental indenture is executed and delivered, the proposed amendments will become operative on the Settlement Date.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and sale of EDS Notes to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal and consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the EDS Notes tendered by such holder.

U.S. Federal Withholding Taxes

Under current U.S. federal income tax law, the exchange agent (as payer) may be required under the backup withholding rules to withhold a portion of any payments made pursuant to the exchange offer. To avoid such backup withholding, each tendering holder of EDS Notes must timely provide the exchange agent with such holder’s correct taxpayer identification number (“TIN”) on Internal Revenue Service (“IRS”) Form W-9 (available from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS website at http://www.irs.gov), or otherwise establish a basis for exemption from backup withholding (currently imposed at a rate of 28%). If a holder is an individual who is a U.S. citizen or resident, the TIN is generally his or her social security number. If the exchange agent is not provided with the correct TIN, a penalty may be imposed by the IRS and/or payments made pursuant to the exchange offer may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements, if done willfully, may also result in the imposition of criminal fines and penalties. See IRS Form W-9 for additional information. Certain holders (including, among others, generally all corporations and certain foreign persons) are exempt from these backup withholding requirements. Exempt holders (other than foreign holders) should furnish their TIN, provide the applicable codes in the box labeled “Exemptions,” and sign, date and send the IRS Form W-9 to the exchange agent. Foreign holders, including entities, may qualify as exempt recipients by submitting to the exchange agent a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form), signed under penalties of perjury, attesting to that holder’s foreign status. The applicable IRS Form W-8 can be obtained from the IRS or from the exchange agent.

If backup withholding applies, the exchange agent is required to withhold on any payments made to the tendering holders (or other payees). Backup withholding is not an additional tax. A holder subject to the backup withholding rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability, and, if backup withholding results in an overpayment of tax, the holder may be entitled to a refund, provided the requisite information is correctly furnished to the IRS in a timely manner.

In addition to backup withholding, certain tendering foreign holders of EDS Notes may be subject to U.S. federal withholding tax, including pursuant to FATCA, on payments made pursuant to the exchange offer. See “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders.”

Each of DXC and EDS reserves the right in its sole discretion to take all necessary or appropriate measures to comply with its respective obligations regarding backup withholding.

Exchange Agent

Global Bondholder Services Corporation has been appointed the exchange agent for the exchange offer and consent solicitation. Letters of transmittal and consent and all correspondence in connection with the exchange offer and consent solicitation should be sent or delivered by each holder of EDS Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone number set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

Global Bondholder Services Corporation has been appointed as the information agent for the exchange offer and consent solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal and consent should be directed to the information agent at the address and telephone number set forth on the back cover page of this prospectus. Holders of any EDS Notes issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee may also contact such record holder for assistance concerning the exchange offer.

Other Fees and Expenses

The expenses of soliciting tenders and consents with respect to the EDS Notes will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the information agent, as well as by officers and other employees of DXC and its affiliates.

If a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF DIFFERENCES BETWEEN THE EDS NOTES AND THE DXC NOTES

The following is a summary comparison of the material terms of the EDS Notes and the DXC Notes that differ. The DXC Notes issued in the exchange offer will be governed by the DXC Indenture. This summary does not purport to be complete and is qualified in its entirety by reference to the EDS Indenture, the DXC Indenture and the applicable note certificates. Copies of those indentures and the note certificates are filed as exhibits to the registration statement of which this prospectus forms a part and are also available from the information agent upon request.

The EDS Notes represent, as of the date of this prospectus, the only debt securities issued and currently outstanding under the EDS Indenture.

Other terms used in the comparison of the EDS Notes and the DXC Notes below and not otherwise defined in this prospectus have the meanings given to those terms in the EDS Indenture, the DXC Indenture or the applicable note certificates, as applicable. Article and section references in the descriptions of the notes below are references to the applicable indenture under which the notes were or will be issued.

The description of the EDS Notes reflects the EDS Notes as currently constituted and does not reflect any changes to the covenants and other terms of the EDS Notes or the EDS Indenture that may be effected following the consent solicitation as described under “The Proposed Amendments.”

	EDS Notes	DXC Notes
Limitation on Liens	Section 4.07 of the EDS Base Indenture	Section 1.06(a) of the DXC Supplemental Indenture

Neither EDS nor any of its Restricted Subsidiaries may incur, issue, assume or guarantee any Debt secured by Mortgages on any Real Property of EDS or any Restricted Subsidiary or any shares of stock or Debt of any Restricted Subsidiary without effectively providing that the EDS Notes shall be equally and ratably secured until such time as such Debt is no longer secured by such Mortgages, except Debt secured by:

(1) Mortgages existing on the date of the EDS Base Indenture;

(2) Mortgages on property of, or on any shares of stock (or other interest in) or Debt of, any corporation, association, partnership or other entity existing at the time such entity becomes a Restricted Subsidiary or an obligor under the EDS Indenture;

(3) Mortgages in favor of the Company or any Restricted Subsidiary by a Restricted Subsidiary;

Other than as provided under “The Issuer May Incur Permitted Liens and The Issuer May Enter into Permitted Sale/Lease-back Transactions,” neither the Issuer nor any of its Restricted Subsidiaries will create, incur, assume or suffer to exist any Lien on the Issuer’s property, to secure any Indebtedness of the Issuer or a Restricted Subsidiary, without effectively providing that the DXC Notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

•     Liens existing as of the issue date of the DXC Notes; and any extension, renewal or replacement (or successive extensions, renewals or replacements) of any such Lien; provided that no such extension, renewal or replacement will extend to or cover any property other than the property covered by such existing Lien;

•     Liens on property existing at the time the Issuer or any of its Restricted

EDS Notes	DXC Notes

(4) Mortgages (including the assignment of moneys due or to become due thereon) in favor of the United States or any state thereof, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(5) Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price, construction cost, or development cost thereof or to secure any Debt incurred prior to, at the time of, or within 360 days after, the acquisition of such property or shares or Debt or the completion of any such construction or development for the purpose of financing all or any part of the purchase price or construction cost or development cost thereof; and

(6) Mortgages constituting any extension, renewal or refinancing of any Mortgages listed above provided (i) such extension, renewal or refinancing Mortgage shall be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or refinanced (plus improvements on such property) and (ii) the principal amount of Debt secured by such Mortgage at such time is not increased in an amount exceeding 105% thereof.

Subsidiaries acquires such property, provided that such Liens:

(i)    are not incurred in connection with, or in contemplation of the acquisition of the property acquired; and

(ii)   do not extend to or cover any of the Issuer’s property or any of its Restricted Subsidiaries’ property other than the property so acquired;

•     Liens on any property of a corporation or other entity existing at the time such corporation or entity becomes the Issuer’s Restricted Subsidiary or is merged into or consolidated with the Issuer or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation or entity as an entirety or substantially as an entirety to the Issuer or a Restricted Subsidiary, provided that such Liens:

(i)    are not incurred in connection with or in contemplation of such corporation or entity becoming a Restricted Subsidiary or merging or consolidating with the Issuer or a Restricted Subsidiary or are not incurred in connection with or in contemplation of the sale, lease or other disposition of the properties of such corporation or other entity; and

(ii)   do not extend to or cover any of the Issuer’s property or any of its Restricted Subsidiaries’ property other than the property of such corporation or other entity;

•     Purchase money Liens upon or in any real or personal property (including fixtures and other equipment) the Issuer or any of its Restricted Subsidiaries hold or have acquired to secure the purchase price of such property or to secure Indebtedness incurred solely to finance or refinance the acquisition or improvement of such

EDS Notes	DXC Notes

property and incurred within 270 days after completion of such acquisition or improvement;

•     Liens to secure Indebtedness owing to the Issuer or to a Restricted Subsidiary;

•     Liens for taxes, assessments or other governmental charges not yet due or payable or not overdue for a period of more than 60 days or that are being contested by the Issuer or a Restricted Subsidiary, and for which the Issuer maintains adequate reserves in accordance with GAAP, and attachment, judgment and other similar Liens arising in connection with legal proceedings, provided that any such judgment does not constitute an event of default;

•     Liens in favor of the United States to secure amounts paid to the Issuer or any of its Restricted Subsidiaries as advance or progress payments under government contracts entered into by it so long as such Liens cover only (x) special bank accounts into which only such advance or progress payments are deposited and (y) supplies covered by such government contracts and material and other property acquired for or allocated to the performance of such government contracts;

•     Liens incurred in connection with an asset acquisition or a project financed with a non-recourse obligation;

•     Liens in favor of suppliers, producers, operators, workmen, materialmen, mechanics, workmen or repairmen, landlord’s Liens for rent or other similar Liens arising, in each case, in the ordinary course of business in respect of obligations which are not overdue or which are being contested by the Issuer or any Restricted Subsidiary in good faith and by appropriate proceedings;

EDS Notes	DXC Notes

•     Liensconsisting of zoning restrictions, licenses, easements, covenants, rights-of-way, utility easements, building restrictions and similar encumbrances and restrictions on the use of real property and minor irregularities that do not materially impair the use of the real property;

•    Liens arising under leases or subleases of real or personal property that do not, individually or in the aggregate, materially detract from the value of such real or personal property or materially interfere with the ordinary conduct of the business conducted at such real property or with respect to such personal property;

•    Liens arising under licenses or sublicenses of intellectual property granted in the ordinary course of business;

•    Liens arising by reason of deposits with, or giving any form of security to, any governmental agency or any body created or approved by law or government regulation;

•    Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Issuer or any Restricted Subsidiary with respect to which the Issuer or any of its Restricted Subsidiaries is in good faith prosecuting an appeal or proceedings for review for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgments that are satisfied within 60 days of the date of judgment or Liens incurred by the Issuer or any Restricted Subsidiary for the purposes of obtaining a stay or discharge in the course of any litigation proceeding to which the Issuer or any of its Restricted Subsidiaries is a party;

EDS Notes	DXC Notes

•    Liens on deposits securing obligations under cash pooling and multi-currency notional pooling programs;

•    Liens relating to hedging and similar arrangements entered into in the ordinary course of business, including without limitation interest rate or foreign currency hedging arrangements;

•    Liens incurred or deposits made by the Issuer or its Restricted Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits, taxes, assessments, statutory obligations or other similar charges, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds or other similar obligations (exclusive of obligations for the payment of borrowed money);

•    Liens on account receivables or related assets resulting from the sale of such account receivables or such related assets, or Liens arising in connection with or related to any securitization financings, factoring arrangements or assignments thereof that may be entered into by the Issuer or any Restricted Subsidiary;

•    Liens, pledges or deposits made in the ordinary course of banking arrangements in connection with any netting or set-off arrangements for the purpose of netting debit and credit balances;

•    Liens on property incurred in sale and lease-back transactions permitted under the covenant described below under the caption “Limitation on the Issuer’s Ability to Enter Into Sale and Lease-back Transactions”; and

•    Liens constituting any extension, renewal or replacement of any Liens

	EDS Notes	DXC Notes

listed above to the extent the principal amount of the Indebtedness secured by such Lien is not increased (except to the extent of any premiums, fees or other costs associated with any such extension, renewal or replacement) and the property encumbered by any such Lien is the same as or substantially similar in nature to the property encumbered by the Lien being extended, renewed or replaced.

	“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.	“Indebtedness” of any specified person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or obligations under capital leases, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such person in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet); provided that Indebtedness shall exclude (i) Indebtedness that is required to be converted at, or prior to, maturity into equity securities of the Issuer, and (ii) advances and overdrafts in respect of cash pooling and multi-currency notional pooling programs.
Limitation on Sale and Lease-back Transactions	Section 4.08 of the EDS Base Indenture	Section 1.06(b) of the DXC Supplemental Indenture

Neither we nor any of our Restricted Subsidiaries may enter into any Sale and Leaseback Transaction unless:

•    EDS or such Restricted Subsidiary could create Debt secured by a Mortgage on the Real Property to be leased back in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Securities pursuant to “Limitation on Liens”; or

•    EDS or such Restricted Subsidiary within 120 days after the sale or

Other than as provided under “The Issuer May Incur Permitted Liens and The Issuer May Enter into Permitted Sale/Lease-back Transactions,” neither the Issuer nor any of its Restricted Subsidiaries will enter into any sale and lease-back transaction with a term longer than three years, unless:

•    such transaction was entered into prior to the issue date of the DXC Notes;

•    such transaction was for the sale and leasing back to the Issuer of any property by one of its Restricted Subsidiaries;

EDS Notes	DXC Notes

transfer shall have been made by EDS or by any such Restricted Subsidiary, applies an amount equal to the net proceeds of the sale of the Real Property sold and leased back pursuant to such arrangement to the retirement of Debt Securities or Funded Debt of EDS or any of its Restricted Subsidiaries.

For purposes of the section “Limitation on Sales and Leasebacks,” the following term has the following meaning:

“Sale and Leaseback Transaction” means any arrangement with any bank, insurance company or other lender or investor (not including EDS or any Restricted Subsidiary) or to which any such lender or investor is a party, providing for the leasing by EDS or any such Restricted Subsidiary for a period, including renewals, in excess of three years of any Real Property that has been or is to be sold or transferred, more than 360 days after the completion of construction and commencement of full operation thereof, by EDS or any such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Real Property.

Notwithstanding the restrictions set forth under “Limitation on Liens” and “Limitation on Sales and Leasebacks,” EDS or any of its Restricted Subsidiaries may create, incur, assume or guarantee any Debt secured by a Mortgage not otherwise permitted as described above; provided that, at the time of such event, and after giving effect to such event, the aggregate amount of all such secured Debt plus all Attributable Debt of the Company and its Restricted Subsidiaries in respect of Sale and Leaseback Transactions (excluding the Sale and Leaseback Transactions the proceeds of which are applied to reduce indebtedness under “Limitation on Sales and Leasebacks”) would not exceed 10% of EDS’s Consolidated Net Tangible Assets.

•    the Issuer would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such sale and lease-back transaction without equally and ratably securing the DXC Notes pursuant to the first paragraph of “Limitation on the Issuer’s Ability to Incur Liens”; or

•    the Issuer applies an amount equal to the fair value of the property sold to the purchase of property or to the retirement of its long-term Indebtedness (including the DXC Notes) within 365 days of the effective date of any such sale and lease-back transaction.

Notwithstanding the restrictions set forth under “Limitation on the Issuer’s Ability to Incur Liens” and “Limitation on the Issuer’s Ability to Enter into Sale/Lease-back Transactions,” the Issuer or any of its Restricted Subsidiaries may create, incur, assume or suffer to exist any Lien or enter into any sale and lease-back transaction not otherwise permitted as described above; provided that, at the time of such event, and after giving effect to that event, the aggregate amount of all Indebtedness secured by Liens permitted by this paragraph (excluding the Liens permitted pursuant to the bullet points under “Limitation on the Issuer’s Ability to Incur Liens”) and the aggregate amount of all Attributable Debt in respect of sale and lease-back transaction permitted by this paragraph (excluding the sale and lease-back transaction permitted under “Limitation on the Issuer’s Ability to Enter into Sale/Lease-back Transactions”), measured, in each case, at the time any such Lien is incurred or any such sale and lease-back transaction is entered into, by the Issuer or any Restricted Subsidiary does not exceed 20% of the Issuer’s Consolidated Net Tangible Assets.

	EDS Notes	DXC Notes
Merger, Consolidation or Sale of Assets	Section 4.1 of the EDS Base Indenture	Section 8.01 of the DXC Base Indenture

EDS shall not consolidate with, or sell or convey or lease all or substantially all of its assets to, or merge with or into any other Person, unless:

(a) EDS shall be the successor or continuing Person or, if EDS is not the successor or continuing Person, the resulting, surviving or transferee Person (the “Surviving Entity”) is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and such Surviving Entity expressly assumes all of EDS’s obligations under the EDS Notes and the EDS Indenture pursuant to a supplement thereto executed and delivered to the trustee;

(b) immediately after giving effect to such transaction or series of transactions, no Default or Event of Default has occurred and is continuing; and

(c) EDS shall have delivered to the trustee an Officers’ Certificate and Opinion of Counsel stating that such consolidation, merger or transfer and such supplemental indenture (if any) complies with the EDS Indenture.

The Issuer will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its assets to any person or persons in a single transaction or through a series of transactions, unless:

•    the Issuer shall be the continuing person or, if the Issuer is not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States or any State or territory;

•    the surviving entity will expressly assume all of the Issuer’s obligations under the DXC Notes and the indenture, and will, if required by law to effectuate the assumption, execute a supplemental indenture which will be delivered to the trustee;

•    immediately after giving effect to such transaction or series of transactions on a pro forma basis, no event of default has occurred and is continuing; and

•    the Issuer or the surviving entity will have delivered to the trustee an officer’s certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

The restrictions in the third and fourth bullets of the preceding paragraph shall not be applicable to:

•    the merger or consolidation of the Issuer with an affiliate of the Issuer if the Issuer’s board of directors

	EDS Notes	DXC Notes

determines in good faith that the purpose of such transaction is principally to change its state of incorporation or convert its form of organization to another form; or

•    the merger of the Issuer with or into a single direct or indirect wholly-owned subsidiary of the Issuer.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the Issuer’s assets occurs in accordance with the indenture, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of the Issuer under the indenture with the same effect as if such successor corporation had been named in its place in the indenture.

Notwithstanding the foregoing, the Issuer may consolidate or combine with or merge with or into another corporation, solely for the purpose of reincorporating the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof.

SEC Reports	Section 5.03 of the EDS Base Indenture The Company shall:	Section 3.02 of the DXC Base Indenture

(a) file with the trustee and the Holders, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or if the Company is not required to file information, documents or reports pursuant to either of such Sections, then to file with the Trustee, the Holders and the Commission, in accordance with rules and regulations prescribed from time to time by

So long as the DXC Notes are outstanding, the Issuer shall furnish to the trustee, within 15 days after the filing of the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Issuer (or, should the Issuer at such time be a wholly-owned subsidiary of another Person and not making separate filings with Commission, such Person) files with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, and comply with the other provisions of Section 314(a) of the Trust Indenture Act.

	EDS Notes	DXC Notes

the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; and

(b) file with the Trustee, the Holders and the Commission, in accordance with the rules and regulations prescribed from time to time by said Commission, such additional information, documents, and reports with respect to compliance by the Company with the conditions and covenants provided for in the EDS Indenture as may be required from time to time by such rules and regulations.

DXC will be deemed to have furnished such reports referred to in this section to the trustee and the noteholders if DXC has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that any direct or indirect parent company of the Issuer becomes a guarantor or co-issuer of the DXC Notes, it may satisfy its obligations under the reports covenant by furnishing information relating to such parent in the manner prescribed in the first and second paragraphs above.

Notwithstanding anything in the indenture to the contrary, the Issuer will not be deemed to have failed to comply with its obligations under the reports covenant until 120 days after the date any report or other information is due thereunder.

Change of Control Definition	Neither the EDS Base Indenture nor EDS Supplemental Indentures include a definition of “Change of Control”	Section 1.02 of the DXC Supplemental Indenture

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a single transaction or a series of related transactions, of all or substantially all of the Issuer’s assets and the assets of its subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than to the Issuer or one of its subsidiaries); (2) the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; (3) the Issuer consolidates with, or merges with or into any person, or any person consolidates with, or merges with or into the Issuer, in any

	EDS Notes	DXC Notes

such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of the Issuer outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the liquidation or dissolution of the Issuer.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) (A) the Issuer becomes a direct or indirect wholly-owned subsidiary of a holding company and (B) the direct or indirect holders of the Issuer’s Voting Stock immediately prior to that transaction are the holders of more than 50% of the Voting Stock of such holding company, or (ii) the Issuer consolidates with, or merges with or into, any person that results in the surviving person remaining a public company.

Change of Control Triggering Event	Neither the EDS Base Indenture nor EDS Supplemental Indentures include a Change of Control Triggering Event	Section 1.06(d) of the DXC Supplemental Indenture

If a Change of Control Triggering Event occurs, unless DXC has exercised its option to redeem the DXC Notes as described, DXC will be required to make an offer (a “Change of Control Offer”) to each holder of such DXC Notes to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of that holder’s DXC Notes at a repurchase price, payable in cash, equal to 101% of the aggregate principal amount of DXC Notes repurchased, plus accrued and unpaid interest on the DXC Notes repurchased to, but excluding, the date of repurchase.

	EDS Notes	DXC Notes
Events of Default	Section 6.01 of the EDS Base Indenture	Section 1.07(a) of the DXC Supplemental Indenture

Each of the following is an event of default with respect to the EDS Notes under the EDS Base Indenture:

a)     default in paying interest on the EDS Notes or any payment with respect to the related Coupons, if any, and the default continues for a period of 30 days;

b)     default in paying principal of or premium, if any, on the EDS Notes when due;

c)     default in the payment of any sinking fund payment with respect to the EDS Notes;

d)     default in the performance, or breach, of any covenant in the EDS Base Indenture, including failure on the part of the Company to comply with the Section titled “Consolidation, Merger, Sale or Conveyance” (other than a covenant or default in whose performance or breach is elsewhere specifically dealt with), and the default or breach continues for a period of 90 days after the Company receives written notice from the trustee or the holders of at least 25% in aggregate principal amount of the EDS Notes;

c)     default in the payment of any sinking fund payment with respect to the EDS Notes;

d)     if any of the Company’s Indebtedness in the aggregate outstanding principal amount of $50 million or more either (1) becomes due and payable prior to the due date for payment of such Indebtedness by reason of acceleration of such Indebtedness following a default by the Issuer or (2) is not repaid within 10 days after the Company received written notice from the trustee or the holders of at least 25% in aggregate principal amount of

Each of the following is an event of default with respect to the DXC Notes under the indenture:

1)     default in paying interest on the DXC Notes when due and the default continues for a period of 90 days or more and the time for payment has not been extended or deferred;

2)     default in paying principal on the DXC Notes when due;

3)     default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 90 days or more after the Issuer receives written notice from the trustee or the holders of at least 25% in aggregate principal amount of the DXC Notes;

4)     if any of the Issuer’s Indebtedness in the aggregate outstanding principal amount of $250 million or more either (1) becomes due and payable prior to the due date for payment of such Indebtedness by reason of acceleration of such Indebtedness following a default by the Issuer or (2) is not repaid at, and remains unpaid after, maturity as extended by any applicable period of grace or any guarantee given by us in respect of Indebtedness of any other person in the aggregate outstanding principal amount of $250 million or more is not honored when, and remains dishonored after, becoming due; and

5)     certain events of bankruptcy, insolvency, reorganization.

	EDS Notes	DXC Notes
the EDS Notes that the acceleration of such Indebtedness be rescinded or annulled or to cause that Indebtedness to be discharged; and e) certain events of bankruptcy, insolvency or reorganization.

GAAP Definition	Neither the EDS Base Indenture nor Supplemental Indenture include a definition of “GAAP”	Section 1.02 of the DXC Supplemental Indenture

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board (United States) and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the indenture.

Guarantees	Section 2 of the EDS Seventh Supplemental Indenture	On the issue date of the DXC Notes, the DXC Notes will be the obligation of DXC.

The EDS Notes are irrevocably and unconditionally guaranteed by Hewlett-Packard Company.

THE PROPOSED AMENDMENTS

Concurrently with the exchange offer, we are soliciting the consent of the holders of EDS Notes to, among other things, eliminate substantially all of the restrictive covenants in the EDS Indenture, eliminate certain events of default, amend the EDS Indenture to provide for the termination and replacement of guarantees and make certain conforming changes to the EDS Indenture to reflect the proposed amendments. If the proposed amendments described below are adopted with respect to the EDS Notes, the amendments will apply to all EDS Notes not acquired in the exchange offer. Thereafter, all such EDS Notes will be governed by the EDS Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the EDS Indenture and those that will be applicable to the new DXC Notes. See “Risk Factors—Risks Related to the Exchange Offer and the Consent Solicitation—The proposed amendments to the EDS Indenture will reduce protections for remaining holders of EDS Notes.”

The descriptions below of the provisions of the EDS Indenture to be eliminated or modified do not purport to be complete and are qualified in their entirety by reference to the EDS Indenture and the form of supplemental indenture to the EDS Indenture that contains the proposed amendments. A copy of the form of supplemental indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.

The proposed amendments for the EDS Notes constitute a single proposal, and a consenting holder must consent to the proposed amendments in their entirety and may not consent selectively with respect to only certain of the proposed amendments. Pursuant to the EDS Indenture and related supplemental indentures, the proposed amendments require the consent of the holders of not less than a majority in aggregate principal amount of the outstanding EDS Notes. Any EDS Notes held by EDS or any person directly or indirectly controlling or controlled by or under direct or indirect common control with EDS are not considered to be “outstanding” for this purpose.

As of the date of this prospectus, there are $300,000,000 aggregate principal amount of EDS Notes outstanding.

The valid tender of a holder’s EDS Notes will constitute the consent of the tendering holder to the proposed amendments in their entirety.

If the Requisite Consents with respect to the EDS Notes under the EDS Indenture have been received before the Expiration Date, assuming all other conditions of the Exchange Offer and Consent Solicitation are satisfied or waived, as applicable, all of the sections or provisions listed below under the EDS Indenture for the EDS Notes will be deleted in their entirety:

•	Section 4.07 of the EDS Base Indenture—Limitation on Liens.

•	Section 4.08 of the EDS Base Indenture—Limitation on Sales and Leasebacks.

•	Section 5.03 of the EDS Base Indenture—Reports by Company.

•	Clauses (d) and (e) of Section 6.01 of the EDS Base Indenture—Events of Default.

•	Section 10.01 of the EDS Base Indenture—Consolidations and Mergers of the Company.

Section 9.01—Purposes for Which Supplemental Indenture May Be Entered Into Without Consent of Holders. The proposed amendments would amend Section 9.01 of the EDS Indenture to provide that if, upon DXC’s distribution of 100% of EDS’ equity interests, EDS becomes a direct or indirect wholly owned subsidiary of a parent company other than DXC (a “Successor Parent”), EDS and the trustee may enter into a supplemental indenture without the consent of holders of the EDS notes to unconditionally terminate an existing guarantee of the EDS Notes, provided that such terminated guarantee is concurrently replaced with an unconditional guarantee of the EDS Notes by the Successor Parent and such action is otherwise permitted under the EDS Indenture.

Conforming Changes, etc. The proposed amendments would also amend the EDS Indenture to make certain conforming or other changes to the EDS Indenture, including modification or deletion of certain definitions and cross-references.

Effectiveness of the Supplemental Indenture and Proposed Amendments

The proposed amendments will be set forth in a supplemental indenture. It is anticipated that EDS and the EDS Trustee will execute and deliver the supplemental indenture (i) following the Early Consent Date, if EDS has received the Requisite Consents on or before the Early Consent Date, or (ii) if the Requisite Consents are received after the Early Consent Date, but on or before the Expiration Date, following the Expiration Date and prior to the Settlement Date. The supplemental indenture will become effective immediately upon its execution and delivery after the Early Consent Date or the Expiration Date, as applicable. However, the effectiveness of the proposed amendments will be subject to the consummation of the exchange offer and, in each case, the proposed amendments will only become operative on the Settlement Date. If we terminate or withdraw the exchange offer, or the EDS Notes tendered pursuant to the exchange offer are not purchased by us, the proposed amendments will not become operative, and no Early Consent Payments will be due or payable.

DESCRIPTION OF THE DXC NOTES

The 7.45% Senior Notes due 2029 (the “DXC Notes”) will be issued by DXC Technology Company (“DXC”) under an indenture dated as of March 27, 2017 (the “DXC Base Indenture”) between DXC and U.S. Bank National Association, as trustee, as supplemented by the Fifth Supplemental Indenture to be dated the Settlement Date between DXC and U.S. Bank National Association, as trustee (the “DXC Supplemental Indenture” and, together with the DXC Base Indenture, the “indenture”), in connection with the exchange offer for the existing 7.45% Senior Notes due 2029 of Enterprise Services LLC (“EDS”) described elsewhere in this prospectus (the “Exchange Offer”). The terms of the DXC Notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the indenture and the DXC Notes. This description does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture and the DXC Notes. We urge you to read the indenture (including the forms of DXC Notes) because they, and not this description, define your rights as holders of the DXC Notes. A form of the indenture (including the forms of DXC Notes) has been filed as an exhibit to the registration statement of which this prospectus is a part and can be obtained as indicated under “Where You Can Find More Information.” Certain defined terms used in this Description of the DXC Notes but not defined herein have the meanings assigned to them in the indenture. In this description, the terms “DXC,” “we,” “us,” “our” and “Issuer” refer only to DXC Technology Company and not to any of its subsidiaries.

General

The DXC Notes will be our direct, unconditional, unsecured and unsubordinated general obligations. The DXC Notes will rank equally with all of our other senior unsecured general obligations from time to time outstanding. As of September 30, 2017, we and our subsidiaries had outstanding indebtedness of approximately $8.5 billion. The DXC Notes will be effectively subordinated to the obligations, including indebtedness, of our subsidiaries. As of September 30, 2017, after giving pro forma effect to the exchange offer, assuming that all EDS Notes are exchanged for DXC Notes, our subsidiaries would have had outstanding indebtedness of approximately $0.8 billion, not including $1.7 billion of capital leases and asset financing used by our subsidiaries in the provisioning of IT and infrastructure services.

Interest on the DXC Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the DXC Notes will accrue at the annual rate of 7.45%. Interest on the DXC Notes will accrue from and including October 15, 2017, and is payable semi-annually in arrears on April 15 and October 15 each year, beginning on April 15, 2018. We will make each interest payment to the holders of record at the close of business on the April 1 and October 1 immediately preceding the applicable interest payment date. The registered holder of a new DXC Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

The DXC Notes will mature on October 15, 2029. We may from time to time, without notice to or the consent of the holders of the DXC Notes, issue additional DXC Notes having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as the DXC Notes in all respects. The DXC Notes and any additional DXC Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the additional new DXC Notes are not fungible with the new DXC Notes for U.S. federal income tax purposes, the additional new DXC Notes will be issued with a different CUSIP number as the new DXC Notes.

The DXC Notes will be issued in registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Methods of Receiving Payments on the DXC Notes

We will make payments in respect of the DXC Notes in global form (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee.

If any interest payment date, redemption date or maturity date would otherwise be a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

Paying Agent and Registrar for the DXC Notes

The trustee will initially act as paying agent and registrar for the DXC Notes. We may change the paying agent or registrar without prior notice to the holders of the DXC Notes, and we or any of our subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange DXC Notes in accordance with the provisions of the indenture. Holders will be required to pay all taxes due on transfer. We will not be required to transfer or exchange any new DXC Note for a period of 15 days before a selection of DXC Notes to be redeemed.

Optional Redemption

The DXC Notes will be redeemable as a whole or in part, at our option, at any time or from time to time, at a redemption price equal to the greater of:

•	100% of the principal amount of such DXC Notes to be redeemed, and

•	as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such interest payments accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points, plus, in either of the above cases, accrued and unpaid interest to, but excluding, the date of redemption.

For purposes of this section “Optional Redemption,” the following terms have the following meanings:

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the DXC Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such DXC Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means an independent investment institution of national standing, which may be one of the Reference Treasury Dealers or their respective affiliates, selected by us.

“Reference Treasury Dealer” means each of (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and a primary U.S. government securities dealer in New York City (a “Primary Treasury

Dealer”) selected by MUFG Securities Americas Inc. and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer at any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed (or otherwise transmitted in accordance with applicable procedures of DTC) at least 10 days but not more than 90 days before the redemption date to each holder of DXC Notes to be redeemed. If we elect to partially redeem the DXC Notes, the DXC Notes to be redeemed will be selected by lot (or otherwise in accordance with applicable procedures of DTC).

Unless we default in payment of the redemption price and accrued and unpaid interest on the DXC Notes, on and after the redemption date, interest will cease to accrue on the DXC Notes or portions thereof called for redemption.

If any redemption date would otherwise be a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

Mandatory Redemption or Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with respect to the DXC Notes.

Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the DXC Notes as described above under “Optional Redemption,” we will be required to make an offer (a “Change of Control Offer”) to each holder of such DXC Notes to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of that holder’s DXC Notes at a repurchase price, payable in cash, equal to 101% of the aggregate principal amount of DXC Notes repurchased, plus accrued and unpaid interest on the DXC Notes repurchased to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be sent to holders of the DXC Notes, with a copy to the trustee, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such DXC Notes on the date specified in the notice, which date will be no earlier than 10 days and no later than 90 days from the date such notice is delivered (the “Change of Control Payment Date”). The notice will, if delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all DXC Notes or portions of DXC Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all DXC Notes or portions of DXC Notes properly tendered; and

•	deliver or cause to be delivered to the trustee the DXC Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of DXC Notes or portions of DXC Notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all DXC Notes properly tendered and not withdrawn under its offer, or (ii) we provide notice of an optional redemption of DXC Notes of a series and there is not a default in payment of the redemption price.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the DXC Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the DXC Notes, we will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the DXC Notes by virtue of any such compliance.

For purposes of this Change of Control section, the following terms have the following meanings:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a single transaction or a series of related transactions, of all or substantially all of the Issuer’s assets and the assets of its subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than to the Issuer or one of its subsidiaries); (2) the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; (3) the Issuer consolidates with, or merges with or into any person, or any person consolidates with, or merges with or into the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of the Issuer outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the liquidation or dissolution of the Issuer.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) (A) the Issuer becomes a direct or indirect wholly-owned subsidiary of a holding company and (B) the direct or indirect holders of the Issuer’s Voting Stock immediately prior to that transaction are the holders of more than 50% of the Voting Stock of such holding company, or (ii) the Issuer consolidates with, or merges with or into, any person that results in the surviving person remaining a public company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch Ratings, Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s; BBB- (or the equivalent) by S&P; and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any additional rating agency or Rating Agencies selected by the Issuer.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if either Moody’s, S&P or Fitch ceases to rate the DXC Notes or fails to make a rating of such DXC Notes publicly available for reasons outside of the control of the Issuer, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Issuer as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Rating Event” means the rating on the DXC Notes is lowered by at least two of the three Rating Agencies and such DXC Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period will be extended so long as the rating of the DXC Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing on the earlier of the date of the first public occurrence of a Change of Control or the date of public notice of an agreement that, if consummated, would result in a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Except as set forth in this “Description of the DXC Notes,” neither we nor any subsidiary of ours will be restricted by the indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distribution on equity interests or purchasing equity interests. Additionally, the indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Limitation on the Issuer’s Ability to Incur Liens

Other than as provided below under “The Issuer May Incur Permitted Liens and The Issuer May Enter into Permitted Sale/Lease-back Transactions,” neither the Issuer nor any of its Restricted Subsidiaries will create, incur, assume or suffer to exist any Lien on the Issuer’s property, to secure any Indebtedness of the Issuer or a Restricted Subsidiary, without effectively providing that the DXC Notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

•	Liens existing as of the issue date of the DXC Notes; and any extension, renewal or replacement (or successive extensions, renewals or replacements) of any such Lien; provided that no such extension, renewal or replacement will extend to or cover any property other than the property covered by such existing Lien;

•	Liens on property existing at the time the Issuer or any of its Restricted Subsidiaries acquires such property, provided that such Liens:

(i)	are not incurred in connection with, or in contemplation of the acquisition of the property acquired; and

(ii)	do not extend to or cover any of the Issuer’s property or any of its Restricted Subsidiaries’ property other than the property so acquired;

•	Liens on any property of a corporation or other entity existing at the time such corporation or entity becomes the Issuer’s Restricted Subsidiary or is merged into or consolidated with the Issuer or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation or entity as an entirety or substantially as an entirety to the Issuer or a Restricted Subsidiary, provided that such Liens:

(i)	are not incurred in connection with or in contemplation of such corporation or entity becoming a Restricted Subsidiary or merging or consolidating with the Issuer or a Restricted Subsidiary or are not incurred in connection with or in contemplation of the sale, lease or other disposition of the properties of such corporation or other entity; and

(ii)	do not extend to or cover any of the Issuer’s property or any of its Restricted Subsidiaries’ property other than the property of such corporation or other entity;

•	Purchase money Liens upon or in any real or personal property (including fixtures and other equipment) the Issuer or any of its Restricted Subsidiaries hold or have acquired to secure the purchase price of such property or to secure Indebtedness incurred solely to finance or refinance the acquisition or improvement of such property and incurred within 270 days after completion of such acquisition or improvement;

•	Liens to secure Indebtedness owing to the Issuer or to a Restricted Subsidiary;

•	Liens for taxes, assessments or other governmental charges not yet due or payable or not overdue for a period of more than 60 days or that are being contested by the Issuer or a Restricted Subsidiary, and for which the Issuer maintains adequate reserves in accordance with GAAP, and attachment, judgment and other similar Liens arising in connection with legal proceedings, provided that any such judgment does not constitute an event of default;

•	Liens in favor of the United States to secure amounts paid to the Issuer or any of its Restricted Subsidiaries as advance or progress payments under government contracts entered into by it so long as such Liens cover only (x) special bank accounts into which only such advance or progress payments are deposited and (y) supplies covered by such government contracts and material and other property acquired for or allocated to the performance of such government contracts;

•	Liens incurred in connection with an asset acquisition or a project financed with a non-recourse obligation;

•	Liens in favor of suppliers, producers, operators, workmen, materialmen, mechanics, workmen or repairmen, landlord’s Liens for rent or other similar Liens arising, in each case, in the ordinary course of business in respect of obligations which are not overdue or which are being contested by the Issuer or any Restricted Subsidiary in good faith and by appropriate proceedings;

•	Liens consisting of zoning restrictions, licenses, easements, covenants, rights-of-way, utility easements, building restrictions and similar encumbrances and restrictions on the use of real property and minor irregularities that do not materially impair the use of the real property;

•	Liens arising under leases or subleases of real or personal property that do not, individually or in the aggregate, materially detract from the value of such real or personal property or materially interfere with the ordinary conduct of the business conducted at such real property or with respect to such personal property;

•	Liens arising under licenses or sublicenses of intellectual property granted in the ordinary course of business;

•	Liens arising by reason of deposits with, or giving any form of security to, any governmental agency or any body created or approved by law or government regulation;

•

Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Issuer or any Restricted Subsidiary with respect to which the Issuer or any of its Restricted Subsidiaries is in good faith prosecuting an appeal or proceedings for review for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgments that are satisfied within 60 days of the date of judgment or Liens incurred by the Issuer or any Restricted Subsidiary for the purposes of obtaining a stay or discharge in the course of any litigation proceeding to which the Issuer or any of its Restricted Subsidiaries is a party;

•	Liens on deposits securing obligations under cash pooling and multi-currency notional pooling programs;

•	Liens relating to hedging and similar arrangements entered into in the ordinary course of business, including without limitation interest rate or foreign currency hedging arrangements;

•	Liens incurred or deposits made by the Issuer or its Restricted Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits, taxes, assessments, statutory obligations or other similar charges, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds or other similar obligations (exclusive of obligations for the payment of borrowed money);

•	Liens on account receivables or related assets resulting from the sale of such account receivables or such related assets, or Liens arising in connection with or related to any securitization financings, factoring arrangements or assignments thereof that may be entered into by the Issuer or any Restricted Subsidiary;

•	Liens, pledges or deposits made in the ordinary course of banking arrangements in connection with any netting or set-off arrangements for the purpose of netting debit and credit balances;

•	Liens on property incurred in sale and lease-back transactions permitted under the covenant described below under the caption “Limitation on the Issuer’s Ability to Enter Into Sale and Lease-back Transactions”; and

•	Liens constituting any extension, renewal or replacement of any Liens listed above to the extent the principal amount of the Indebtedness secured by such Lien is not increased (except to the extent of any premiums, fees or other costs associated with any such extension, renewal or replacement) and the property encumbered by any such Lien is the same as or substantially similar in nature to the property encumbered by the Lien being extended, renewed or replaced.

Limitation on the Issuer’s Ability to Enter Into Sale and Lease-back Transactions

Other than as provided below under “The Issuer May Incur Permitted Liens and The Issuer May Enter into Permitted Sale/Lease-back Transactions,” neither the Issuer nor any of its Restricted Subsidiaries will enter into any sale and lease-back transaction with a term longer than three years, unless:

•	such transaction was entered into prior to the issue date of the DXC Notes;

•	such transaction was for the sale and leasing back to the Issuer of any property by one of its Restricted Subsidiaries;

•	the Issuer would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such sale and lease-back transaction without equally and ratably securing the DXC Notes pursuant to the first paragraph of “Limitation on the Issuer’s Ability to Incur Liens” above; or

•	the Issuer applies an amount equal to the fair value of the property sold to the purchase of property or to the retirement of its long-term Indebtedness (including the DXC Notes) within 365 days of the effective date of any such sale and lease-back transaction.

The Issuer May Incur Permitted Liens and The Issuer May Enter into Permitted Sale/Lease-back Transactions

Notwithstanding the restrictions set forth above under “Limitation on the Issuer’s Ability to Incur Liens” and “Limitation on the Issuer’s Ability to Enter into Sale/Lease-back Transactions,” the Issuer or any of its Restricted Subsidiaries may create, incur, assume or suffer to exist any Lien or enter into any sale and lease-back transaction not otherwise permitted as described above; provided that, at the time of such event, and after giving effect to that event, the aggregate amount of all Indebtedness secured by Liens permitted by this paragraph (excluding the Liens permitted pursuant to the bullet points under “Limitation on the Issuer’s Ability to Incur Liens” above) and the aggregate amount of all Attributable Debt in respect of sale and lease-back transaction permitted by this paragraph (excluding the sale and lease-back transaction permitted under “Limitation on the Issuer’s Ability to Enter into Sale/Lease-back Transactions” above), measured, in each case, at the time any such Lien is incurred or any such sale and lease-back transaction is entered into, by the Issuer or any Restricted Subsidiary does not exceed 20% of the Issuer’s Consolidated Net Tangible Assets.

For purposes of this section “The Issuer May Incur Permitted Liens and the Issuer May Enter into Permitted Sale/Lease-back Transactions,” the following terms have the following meanings:

“Attributable Debt” with respect to any sale and lease-back transaction means the present value of the minimum rental payments called for during the term of the lease (including any period for which such lease has been extended), determined in accordance with GAAP, discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.

“Consolidated Net Tangible Assets” means, as of any particular time, the aggregate amount of the Issuer’s assets and the assets of its subsidiaries (in each case, less applicable reserves and other properly deductible items) after deducting from such amount:

•	all current liabilities other than (1) notes and loans payable, (2) current maturities of long-term debt and (3) current maturities of capital lease obligations, and

•	intangible assets, to the extent included in such aggregate assets, all as set forth on the Issuer’s then most recent consolidated balance sheet and computed in accordance with GAAP.

Consolidation, Merger or Sale of Assets

The Issuer will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its assets to any person or persons in a single transaction or through a series of transactions, unless:

•	the Issuer shall be the continuing person or, if the Issuer is not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States or any State or territory;

•	the surviving entity will expressly assume all of the Issuer’s obligations under the DXC Notes and the indenture, and will, if required by law to effectuate the assumption, execute a supplemental indenture which will be delivered to the trustee;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no event of default has occurred and is continuing; and

•	the Issuer or the surviving entity will have delivered to the trustee an officer’s certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

The restrictions in the third and fourth bullets of the preceding paragraph shall not be applicable to:

•	the merger or consolidation of the Issuer with an affiliate of the Issuer if the Issuer’s board of directors determines in good faith that the purpose of such transaction is principally to change its state of incorporation or convert its form of organization to another form; or

•	the merger of the Issuer with or into a single direct or indirect wholly-owned subsidiary of the Issuer.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the Issuer’s assets occurs in accordance with the indenture, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of the Issuer under the indenture with the same effect as if such successor corporation had been named in its place in the indenture.

Notwithstanding the foregoing, the Issuer may consolidate or combine with or merge with or into another corporation, solely for the purpose of reincorporating the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof.

SEC Reports

So long as the DXC Notes are outstanding, we shall furnish to the trustee, within 15 days after the filing of the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Issuer (or, should the Issuer at such time be a wholly-owned subsidiary of another Person and not making separate filings with Commission, such Person) files with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, and comply with the other provisions of Section 314(a) of the Trust Indenture Act.

We will be deemed to have furnished such reports referred to in this section to the trustee and the noteholders if we have filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that any direct or indirect parent company of the Issuer becomes a guarantor or co-issuer of the DXC Notes, it may satisfy its obligations under this covenant by furnishing information relating to such parent in the manner prescribed in the first and second paragraphs of this covenant.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with its obligations under this covenant until 120 days after the date any report or other information is due hereunder.

Satisfaction, Discharge and Covenant Defeasance

The Issuer may terminate its obligations under the indenture with respect to the DXC Notes, when:

•	either:

•	all DXC Notes that have been authenticated and delivered have been accepted by the trustee for cancellation; or

•	all DXC Notes that have not been accepted by the trustee for cancellation will become due and payable within one year (a “discharge”) and the Issuer has made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in the Issuer’s name and at the Issuer’s expense, and the Issuer has irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on such DXC Notes, including principal, interest and any premium, which for purposes of this paragraph shall be calculated without applying any “present value discount” and using a Treasury Rate of no less than zero;

•	the Issuer has paid or has caused to be paid all other sums then due and payable under the indenture with respect to the DXC Notes; and

•	the Issuer has delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such DXC Notes have been complied with.

The Issuer may elect to have its obligations under the indenture discharged with respect to the DXC Notes (“legal defeasance”). Legal defeasance means that the Issuer will be deemed to have paid and discharged the entire indebtedness represented by the DXC Notes, except for:

•	the rights of holders of the DXC Notes to receive principal, interest and any premium when due;

•	obligations with respect to the DXC Notes concerning issuing temporary notes, registration of transfer of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment for note payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, the Issuer may elect to have its obligations with respect to the DXC Notes released with respect to certain covenants in the indenture (“covenant defeasance”). Following covenant defeasance, any omission to comply with these obligations will not constitute a default or an event of default with respect to the DXC Notes. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default with respect to the DXC Notes.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding DXC Notes:

•	the Issuer must irrevocably have deposited or caused to be deposited with the trustee funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the DXC Notes:

•	money in an amount;

•	U.S. Government Obligations; or

•	a combination of money and U.S. Government Obligations,

in each case sufficient without reinvestment, in the written opinion of an internationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium at due date or maturity of the DXC Notes or if the Issuer has made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the Issuer’s name and at its expense, the redemption date;

•	in the case of legal defeasance, the Issuer has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee stating that, as a result of an Internal Revenue Service ruling or a change in applicable federal income tax law, the beneficial owners of the DXC Notes will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•	in the case of covenant defeasance, the Issuer has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee to the effect that the beneficial owners of the DXC Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•	no default has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•	the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all DXC Notes were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Issuer is a party; and

•	the Issuer has delivered to the trustee, an officer’s certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

Modification and Waiver

We and the trustee may amend or modify the indenture or the DXC Notes without the consent of any holder of the DXC Notes in order to:

•	cure ambiguities, defects or inconsistencies;

•	provide for the assumption of the Issuer’s obligations in the case of a merger or consolidation and the Issuer’s discharge upon such assumption;

•	make any change that would provide any additional rights or benefits to the holders of the DXC Notes or to surrender any right or power conferred upon the Issuer by the indenture;

•	provide for or add guarantors with respect to the DXC Notes and provide the terms of such guarantees;

•	secure the DXC Notes;

•	establish the form of a new series of securities under the indenture;

•	qualify the indenture under the Trust Indenture Act;

•	to permit or facilitate the defeasance and discharge of the DXC Notes; provided, however, that any such action shall not adversely affect the interest of the holders of the DXC Notes in any material respect;

•	to evidence and provide for the acceptance under the indenture of a successor trustee;

•	to provide for uncertificated DXC Notes in addition to or in place of certificated DXC Notes;

•	conform any provision in the indenture to this “Description of the DXC Notes” to the extent that such provision was intended to be a verbatim recitation of a provision in this “Description of the DXC Notes”; or

•	make any change that does not adversely affect the rights of any holder of the DXC Notes in any material respect.

Other amendments and modifications of the indenture or the DXC Notes may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding DXC Notes affected by the amendment or modification (voting as one class), and our compliance with any provision of the indenture with respect to the DXC Notes may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding DXC Notes affected by the waiver. However, no modification, amendment or waiver may, without the consent of the holder of each outstanding DXC Note:

•	reduce the principal amount, or extend the fixed maturity, of the DXC Notes, or alter or waive the redemption provisions of the DXC Notes;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of DXC Notes which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the DXC Notes;

•	waive a payment default with respect to the DXC Notes;

•	reduce the interest rate or extend the time for payment of interest on the DXC Notes; or

•	adversely affect the ranking of the DXC Notes.

Events of Default

Each of the following is an event of default with respect to the DXC Notes under the indenture:

1)	default in paying interest on the DXC Notes when due and the default continues for a period of 90 days or more and the time for payment has not been extended or deferred;

2)	default in paying principal, or premium, if any, on the DXC Notes when due;

3)	default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 90 days or more after the Issuer receives written notice from the trustee or the holders of at least 25% in aggregate principal amount of the DXC Notes;

4)	if any of the Issuer’s Indebtedness in the aggregate outstanding principal amount of $250 million or more either (1) becomes due and payable prior to the due date for payment of such Indebtedness by reason of acceleration of such Indebtedness following a default by the Issuer or (2) is not repaid at, and remains unpaid after, maturity as extended by any applicable period of grace or any guarantee given by us in respect of Indebtedness of any other person in the aggregate outstanding principal amount of $250 million or more is not honored when, and remains dishonored after, becoming due; and

5)	certain events of bankruptcy, insolvency, reorganization.

If an event of default (other than an event of default specified in clause (5) with respect to the Issuer) under the indenture occurs with respect to the DXC Notes and is continuing, then the trustee may and, at the direction of the holders of at least 25% in principal amount of the outstanding DXC Notes, will by written notice, require the Issuer to repay immediately the entire principal amount of the outstanding DXC Notes, together with all accrued and unpaid interest and premium, if any.

If an event of default under the indenture specified in clause (5) with respect to the Issuer occurs and is continuing, then the entire principal amount of the outstanding DXC Notes will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration or any automatic acceleration under clause (5) described above, the holders of a majority in principal amount of the outstanding DXC Notes may rescind this accelerated payment requirement if all existing Events of Default with respect to the DXC Notes, except for nonpayment of the principal and interest on the DXC Notes that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding DXC Notes also have the right to waive past defaults, except a default in paying principal or interest on any outstanding DXC Notes, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the DXC Notes.

Holders of at least 25% in principal amount of the outstanding DXC Notes may seek to institute a proceeding only after they have made written request, and offered indemnity as the trustee may reasonably require, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding DXC Notes. These limitations do not apply, however, to a suit instituted by a holder of a DXC Note for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment with respect to such DXC Notes.

During the existence of an event of default of which a responsible officer of the trustee has actual knowledge or has received written notice from the Issuer or any holder of the DXC Notes, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an event of default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity as the trustee may reasonably require. Subject to certain provisions, the holders of a majority in principal amount of the outstanding DXC Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

A holder of DXC Notes will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the then outstanding DXC Notes have made a written request, and such holders have offered the trustee indemnity satisfactory to it to institute such proceeding as trustee; and

•	the trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the then outstanding DXC Notes other conflicting directions, within 60 days after such notice, request and offer.

The Issuer is required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Certain Definitions

As used in this “Description of the DXC Notes”, the following terms have the meanings set forth below.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board (United States) and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the indenture.

“Indebtedness” of any specified person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or obligations under capital leases, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such person in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet); provided that Indebtedness shall exclude (i) Indebtedness that is required to be converted at, or prior to, maturity into equity securities of the Issuer, and (ii) advances and overdrafts in respect of cash pooling and multi-currency notional pooling programs.

“Lien” means any lien, security interest, charge, mortgage, pledge or other encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Restricted Subsidiary” means any Subsidiary (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States, or (b) which holds more than 5.0% of the Issuer’s Consolidated Net Tangible Assets; except for any Subsidiary primarily engaged in financing receivables or in the finance business.

“Subsidiary” of any specified person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

Governing Law

The indenture and the DXC Notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

The Trustee

U.S. Bank National Association will be the trustee under the indenture. The Issuer has, and may in the future have, other routine banking relationships with the trustee in the ordinary course of business.

No Personal Liability of Directors, Officers, Employees and Stockholders

None of our past, present or future directors, officers, employees, incorporators or stockholders, as such, will have any liability for our obligations under the DXC Notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a new DXC Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the DXC Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Book-Entry System and Form of Notes

Except as set forth below, the DXC Notes will be issued in registered, global form (the “Global Notes”) and will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes”.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urges investor to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have DXC Notes registered in their names, will not receive physical delivery of DXC Notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, DXC and the trustee will treat the persons in whose names the DXC Notes, including the Global Notes, are registered as the owners of the DXC Notes for the purpose of receiving payments and for all other purposes. Consequently, neither DXC, the trustee nor any agent of DXC or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the DXC Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of DXC Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or DXC. Neither DXC nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the DXC Notes, and DXC and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of DXC Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the DXC Notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the DXC Notes, DTC reserves the right to exchange the Global Notes for DXC Notes in certificated form, and to distribute such DXC Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of DXC, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the DXC Notes in definitive form in exchange for the Global Notes representing such DXC Notes. In this case, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of DXC Notes represented by such Global Note equal in principal amount to such beneficial interest and to have such DXC Notes registered in its name.

Same Day Settlement and Payment

Secondary market trading between Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised DXC that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following descriptions are summaries of the material terms of certain of our indebtedness. They may not contain all the information that may be important to you. The following summaries are qualified in their entirety by reference to the relevant agreements, which are incorporated by reference herein.

We refer to the Term Loan, the EUR Term Loan, the U.K. Term Loan, the AUD Term Loan and the Revolving Credit Facility, collectively, and as they may be amended, replaced, refinanced, amended and restated, supplemented or otherwise modified from time to time, as the “senior credit facilities.”

Term Loan

On December 16, 2016, we entered into a senior unsecured Term Loan Credit Agreement (as amended or supplemented to date, the “Term Loan”) in an aggregate principal amount of the U.S. dollar equivalent of $2.0 billion with certain financial institutions party thereto (the “DXC Lenders”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), as administrative agent (the “DXC Administrative Agent”), which is comprised of (i) Tranche A-1 Term Loans in U.S. dollars in an aggregate principal amount of $375 million that are scheduled to mature on the date that is three years following the Funding Date (as defined below) (the “Tranche A-1 Loans”), (ii) Tranche A-2 Term Loans in U.S. dollars in an aggregate principal amount of $1.310 billion that are scheduled to mature on the date that is five years following the Funding Date (the “Tranche A-2 Loans”) and (iii) Tranche A-3 Term Loans in Euros in an aggregate principal amount of the Euro equivalent of $315 million that are scheduled to mature on the date that is five years following the Funding Date (the “Tranche A-3 Loans”). Under the Term Loan, borrowings bear interest at a variable rate equal to, (i) with respect to the Tranche A-1 Loans, at our option, (x) the Eurocurrency Rate (as defined in the Term Loan) for a one, two, three or six month interest period, plus a margin of between 0.875% and 1.625% based on the public rating that has been most recently announced by either of S&P or Moody’s, as the case may be, with respect to our senior, unsecured, non-credit enhanced, long-term debt securities or if any such rating agency shall have issued more than one such public rating, the lowest such public rating issued by such rating agency (the “DXC Pricing Grid”), or (y) the greatest of the rate of interest announced publicly by BTMU in New York, New York, from time to time, as BTMU’s “Prime Rate,” the Federal Funds Rate plus 0.5%, and the Eurocurrency Rate for a one-month interest period plus 1% (“Base Rate”), in each case plus a margin of between 0% and 0.625%, based on the DXC Pricing Grid, (ii) with respect to the Tranche A-2 Loans, at our option, (x) the Eurocurrency Rate for a one, two, three or six month interest period, plus a margin of between 1.00% and 1.75%, based on the DXC Pricing Grid or (y) the Base Rate plus a margin of between 0% and 0.75%, based on the DXC Pricing Grid, and (iii) with respect to the Tranche A-3 Loans, the Eurocurrency Rate for a one, two, three or six month interest period, plus a margin of between 0.75% and 1.35%, based on the DXC Pricing Grid.

On March 3, 2017, we entered into DXC Amendment No.1 to replace CSC with DXC as the guarantor.

Amortization of the Tranche A-2 Loans and the Tranche A-3 Loans will be paid on a quarterly basis at the rate of 5.0% of the original principal amount thereof per annum, with the remaining principal amount to be repaid at maturity. The Term Loan provides that prepayment of outstanding amounts is permitted at any time. Any payment of principal under the Term Loan cannot be redrawn.

The Term Loan contains representations, warranties, and covenants customary for facilities of this type, as well as customary events of default, consistent with the Revolving Credit Facility, the U.K. Term Loan and the AUD Term Loan, including (i) cross payment event of default with respect to indebtedness of at least $250 million or other events if the effect is to accelerate or permit acceleration of such indebtedness and (ii) the occurrence of a change of control. In addition, under the Term Loan, commencing with our first full fiscal quarter ending after the Funding Date, we are required to maintain a ratio of EBITDA to interest expense of no less than 3.00 to 1.00 for any four quarter period ending at the end of a fiscal quarter and a leverage ratio of total debt to EBITDA of no more than 3.00 to 1.00 as of the end of each fiscal quarter, giving pro forma effect to the financial impact of acquisitions or dispositions during the latest twelve month fiscal period, and including the effect of expected near-term (realizable within 12 months) operational and cost synergies resulting from acquisitions or restructuring actions.

The Term Loan includes various customary remedies for the DXC Lenders following an event of default, including the acceleration of repayment of outstanding amounts due under the Term Loan.

All $375 million outstanding under the Tranche A-1 Loans were repaid on September 28, 2017. As of September 30, 2017, the Tranche A-2 Loans were funded in an aggregate principal amount of $1.2 billion and the Tranche A-3 Loans were funded in an aggregate principal amount of €283 million.

EUR Term Loan

On September 14, 2017, ES Sinope Holding B.V., a company incorporated under the laws of the Netherlands and a wholly owned subsidiary of DXC, as borrower (the “Borrower”), and BTMU, as lender (together with the other lenders from time to time party thereto, the “EUR Lenders”) and as administrative agent , entered into a Term Loan Credit Agreement in an aggregate principal amount of €400 million (the “EUR Term Loan Credit Agreement”; the senior unsecured term loan credit facility thereunder, the “EUR Term Facility”). The intended use of proceeds from the EUR Term Facility is to finance a distribution of up to €400 million to us and for general corporate purposes. We expect to use the distribution proceeds to repay other indebtedness.

The EUR Term Facility is scheduled to mature on May 12, 2018 (the “Maturity Date”). The Borrower shall repay the outstanding principal amount of the borrowings under the EUR Term Facility on the Maturity Date. The Borrower is permitted to prepay borrowings under the EUR Term Facility from time to time prior to the Maturity Date. Any prepayment under the EUR Term Facility cannot be redrawn.

Borrowings under the EUR Term Facility bear interest at the EURIBOR rate for a three-month interest period plus 1.75%, payable on the last day of each interest period and on the Maturity Date.

The EUR Term Loan Credit Agreement contains representations, warranties, and covenants customary for facilities of this type, as well as customary events of default, including (i) cross payment event of default with respect to indebtedness of at least US$250 million or other events if the effect is to accelerate or permit acceleration of such indebtedness and (ii) DXC ceasing to own, directly or indirectly, individually or in the aggregate with its subsidiaries, 100% of all issued and outstanding equity interests of the Borrower. In addition, under the EUR Term Loan Credit Agreement, the Borrower is required to maintain (i) minimum total assets and minimum cash and cash equivalents as of the end of each fiscal quarter.

The EUR Term Loan Credit Agreement includes various customary remedies for the EUR Lenders following an event of default, including the acceleration of repayment of outstanding amounts under the EUR Term Facility.

Revolving Credit Facility

On October 11, 2013, CSC amended and restated its senior unsecured revolving credit facility (the “Revolving Credit Facility”) by and among CSC, as borrower, the lenders from time to time party thereto (the “Revolving Lenders”), Citibank, N.A. (“Citibank”), as administrative agent (the “Revolving Agent”), Citicorp International Limited as tranche B sub-agent, and Citibank International PLC, London Branch as swing line sub-agent.

In connection with the HPES Transactions, CSC entered into debt financing commitment letters with certain financial institutions (the “Conditional Lenders”), pursuant to which the Conditional Lenders committed to provide CSC with $815 million of incremental commitments under the Revolving Credit Facility (the “Incremental Revolving Commitments”).

On June 21, 2016, the Revolving Credit Facility was amended to increase the maximum amount of incremental commitments that can be incurred thereunder, which resulted in a maximum potential facility size of $4.0 billion.

On February 17, 2017, CSC entered into that certain Waiver and Amendment No. 3 to the Amended and Restated Credit Agreement (“Amendment No. 3 (RCF)”) with the Revolving Agent and each of the Revolving Lenders party to the Revolving Credit Facility as of such date. On April 3, 2017, pursuant to the terms of Amendment No. 3 (RCF), CSC was replaced with DXC as the “Company” under the Revolving Credit Facility and CSC was designated as a subsidiary borrower thereunder.

On April 3, 2017, upon completion of the HPES Transactions, the incurrence of the Incremental Revolving Commitments resulted in an increase in the aggregate outstanding size of the unsecured revolving credit facility under the Revolving Credit Facility from $2.95 billion to $3.69 billion, consisting of $3.12 billion under the Tranche A Facility and $570 million under the Tranche B Facility (as defined in the Revolving Credit Facility). On September 26, 2017, we received commitments from Conditional Lenders to extend the maturity date of the Revolving Credit Agreement (the “Extension”). The incurrence of the Incremental Revolving Commitments resulted in an increase in the aggregate outstanding size of the unsecured revolving credit facility under the Revolving Credit Facility to $3.81 billion, consisting of $3.24 billion under the Tranche A Facility (as defined in the Revolving Credit Facility), which is available to be drawn in US dollars, Euro and Sterling, and $570 million under the Tranche B Facility (as defined in the Revolving Credit Facility), which is available to be drawn in US dollars, Euro, Sterling, Yen, Singapore Dollars and Australian Dollars. As a result of the Extension and the incurrence of the Incremental Revolving Commitments, $3.74 billion will mature on January 15, 2023 and $70 million will mature on January 15, 2021.

Under the Revolving Credit Facility, borrowings bear interest at a variable rate equal to (i) with respect to advances denominated in U.S. dollars, at our option, (x) the Eurocurrency Rate (as defined in the Revolving Credit Facility) for a one, two, three or six month interest period, plus a margin of between 0.680% and 1.300%, based on a pricing grid substantially consistent with the DXC Pricing Grid (the “RCF Pricing Grid”) or (y) the greatest of the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate, the Federal Funds Rate plus 0.5%, and the Eurocurrency Rate for a one-month interest period plus 1%, in each case plus a margin of between 0% and 0.300%, based on the RCF Pricing Grid and (ii) with respect to advances denominated in Euro, Sterling, Yen, Singapore Dollars and Australian Dollars, the Eurocurrency Rate for a one, two, three or (except with respect to any advance denominated in Singapore Dollars) six month interest period, plus a margin of between 0.680% and 1.300%, based on the RCF Pricing Grid.

The Revolving Credit Facility contains provisions for adding domestic and foreign subsidiaries of DXC as additional borrowers thereunder as well as the creation of additional multi-currency or local currency tranches. The Revolving Credit Facility provides that prepayment of outstanding amounts is permitted at any time. The Revolving Credit Facility contains representations, warranties, and covenants customary for facilities of this type, as well as customary events of default, consistent with the Term Loan, the U.K. Term Loan and the AUD Term Loan, including (i) cross payment event of default with respect to indebtedness of at least $250 million or other events if the effect is to accelerate or permit acceleration of such indebtedness and (ii) the occurrence of a change of control. In addition, under the Revolving Credit Facility, we are required to maintain a ratio of EBITDA to consolidated interest expense of no less than 3.00 to 1.00 for any four quarter period ending at the end of a fiscal quarter and a leverage ratio of total debt to EBITDA of no more than 3.00 to 1.00 as of the end of each fiscal quarter, giving pro forma effect to the financial impact of acquisitions or dispositions during the latest twelve month fiscal period, and including the effect of expected near-term (realizable within 12 months) operational and cost synergies resulting from acquisitions or restructuring actions.

The Revolving Credit Facility includes various customary remedies for the Revolving Lenders following an event of default, including the acceleration of repayment of outstanding amounts under the Revolving Credit Facility.

Receivables Securitization Facility

On December 21, 2016, CSC established a $250 million accounts receivable securitization facility (the “Receivables Facility”) with certain unaffiliated financial institutions (the “Purchasers”) for the sale of commercial account receivables in the United States. Under the Receivables Facility, CSC and certain of its subsidiaries (collectively, the “Sellers”) sell billed and unbilled accounts receivable to CSC Receivables, LLC (“CSC Receivables”), a wholly owned bankruptcy-remote entity. CSC Receivables in turn sells such purchased accounts receivable in their entirety to the Purchasers pursuant to a receivables purchase agreement. Sales of receivables by CSC Receivables occur continuously and are settled on a monthly basis. The proceeds from the sale of these receivables comprise a combination of cash and a deferred purchase price receivable (“DPP”). The DPP is realized by us upon the ultimate collection of the underlying receivables sold to the Purchasers. The amount available under the Receivables Facility fluctuates over time based on the total amount of eligible receivables generated during the normal course of business after deducting excess concentrations. On September 15, 2017, the Receivables Facility was amended to extend the termination date to September 14, 2018. The Receivables Facility provides for one or more optional extensions, if agreed to by the Purchasers, for an additional one-year duration.

The Company’s risk of loss following the transfer of accounts receivable under the Receivables Facility is limited to the DPP outstanding and any short-falls in collections for specified non-credit related reasons after sale. Payment of the DPP is not subject to significant risks other than delinquencies and credit losses on accounts receivable sold under the Receivables Facility.

Certain obligations of Sellers under the Receivables Facility and CSC, as initial servicer, are guaranteed by the Company under a performance guaranty, made in favor of an administrative agent on behalf of the Purchasers. However, the performance guaranty does not cover CSC Receivables’ obligations to pay yield, fees or invested amounts to the administrative agent or any of the Purchasers.

As of September 30, 2017, the total availability under the Receivables Facility was approximately $199 million. We use the proceeds from receivables sales under the Receivables Facility for general corporate purposes.

Receivables Sales Facility

On July 14, 2017, EDS entered into a Master Accounts Receivable Purchase Agreement (the “Purchase Agreement”) with certain financial institutions (the “Financial Institutions”). The Purchase Agreement established a federal government obligor receivables purchase facility (the “Receivables Sales Facility”) that provides for up to $200 million (the “Receivables Sales Facility Limit”) in outstanding funding based on the availability of eligible receivables and the satisfaction of certain conditions. The Receivables Sales Facility Limit may be increased from time to time pursuant to the terms of the Purchase Agreement. Concurrently, we entered into a guaranty made in favor of the Financial Institutions, that guarantees the obligations of the sellers and servicers of receivables under the Purchase Agreement. However, the guaranty does not cover any credit losses under the receivables.

Under the Receivables Sales Facility, we sell eligible federal government obligor receivables, including both billed and certain unbilled receivables. We have no retained interests in the transferred receivables other than collection and administrative functions for the Financial Institutions for a servicing fee. The Receivables Sales Facility has a one-year term but may be extended. As of September 30, 2017, there was $115 million of receivables sold and funded outstanding under the Receivables Sales Facility. We use the proceeds from receivables sales under the Receivables Sales Facility for general corporate purposes.

Supply Chain Finance

We are occasionally asked by our clients to participate in Supply Chain Finance (“SCF”) or “reverse-factoring” programs where the client encourages us to assign and sell its receivables due from the client to a bank or banks of the client’s choice. Such receivables sales are conducted under a true-sale arrangement where in exchange for assignment of the client receivables claim, we receive cash on an expedited basis. We may participate in such SCF programs based upon our assessment of financial terms, credit risk, liquidity risk, and other policy parameters. During the six months ended September 30, 2017, we sold and collected $178 million of receivables under SCF programs.

U.K. Term Loan

On December 16, 2015, CSC Computer Sciences U.K. Holdings Limited, as borrower (the “U.K. Borrower”), and CSC, as guarantor, the financial institutions party thereto (the “U.K. Lenders”) and Lloyds Bank plc, as administrative agent and initial lender (the “U.K. Agent”), entered into a Credit Agreement (the “U.K. Term Loan”). Advances under the U.K. Term Loan were used, first, to repay advances under the U.K. Borrower’s existing credit agreement dated as of December 18, 2013 among the U.K. Borrower, CSC, as guarantor, and the U.K. Agent and, thereafter, for general corporate purposes. On April 3, 2017, pursuant to the terms of Amendment No. 2 (UK), CSC was replaced with DXC as the “Company” under the U.K. Term Loan.

The U.K. Term Loan is a £200 million (subject to the U.K. Borrower’s option to request that the commitments be increased to £300 million if the lenders are, in their discretion, willing to provide such increase) delayed-draw senior unsecured term loan. The U.K. Term Loan (i) permitted the U.K. Borrower to request advances in respect of the £200 million initial commitments prior to January 15, 2016 and (ii) permits the U.K. Borrower to request advances in respect of the additional £100 million in incremental commitments at the time the commitments are increased. The U.K. Term Loan provides that prepayment of outstanding amounts is permitted at any time. Any payment of principal under the U.K. Term Loan cannot be redrawn. Advances made under the U.K. Term Loan bear interest at LIBOR for such interest period plus 0.65%, payable on the last day of such interest period.

The U.K. Term Loan is scheduled to mature on January 15, 2019, or, if earlier, the date that is a specified period after the date upon which the U.K. Borrower ceases to be a subsidiary of DXC. The U.K. Term Loan contains representations, warranties, and covenants customary for facilities of this type, as well as customary events of default, consistent with the Term Loan, the Revolving Credit Facility, the U.S. Term Loan and the AUD Term Loan, including (i) cross payment event of default with respect to indebtedness of at least $250 million or other events if the effect is to accelerate or permit acceleration of such indebtedness and (ii) the occurrence of a change of control. In addition, under the U.K. Term Loan, we are required to maintain a ratio of EBITDA to interest expense of no less than 3.00 to 1.00 for any four quarter period ending at the end of a fiscal quarter and a leverage ratio of total debt to EBITDA of no more than 3.00 to 1.00 as of the end of each fiscal quarter, giving pro forma effect to the financial impact of acquisitions or dispositions during the latest twelve month fiscal period, and including the effect of expected near-term (realizable within 12 months) operational and cost synergies resulting from acquisitions or restructuring actions.

The U.K. Term Loan includes various customary remedies for the U.K. Lenders following an event of default, including the acceleration of repayment of outstanding amounts due under the U.K. Term Loan.

As of September 30, 2017, the U.K. Term Loan was funded in a principal amount of £185 million.

AUD Term Loan

On July 25, 2016, DXC Technology Australia Pty Limited (formerly known as CSC Australia PTY. Limited) (“DXC Australia”) and DXC United Pty Limited (formerly known as UXC Limited) (collectively, the “Initial AUD Borrowers”), CSC, as guarantor, the lenders from time to time party thereto (the “AUD Lenders”) and Commonwealth Bank of Australia (“CBA”), as agent (in such capacity, the “AUD Agent”), entered into a Syndicated Facility Agreement (the “AUD Term Loan”). The AUD Term Loan was initially comprised of: (i) an A$100 million delayed-draw senior unsecured term loan (the “Initial AUD Term Facility”; the senior unsecured term loans thereunder, the “Initial AUD Term Loan”) and (ii) an A$5 million senior unsecured line of credit for the issuance of bank guarantees (the “W/C Facility”). Obligations under the Initial AUD Term Loan were guaranteed by CSC. The Initial AUD Term Loan permitted the Initial AUD Borrowers to request advances in respect of the Initial AUD Term Facility prior to October 25, 2016. On April 3, 2017, pursuant to the terms of Amendment No. 2 (AUD), CSC was replaced with DXC as the “Original Guarantor” under the AUD Term Loan.

On May 22, 2017, DXC Australia, Ent. Services Australia Pty Ltd (“Ent. Services” and, together with the Initial AUD Borrowers, the “AUD Borrowers”) and the AUD Agent entered into that certain Accession Letter, pursuant to which Ent. Services became a party to the AUD Term Loan as an additional borrower under the W/C Facility thereunder.

On August 3, 2017, we amended and restated the AUD Term Loan pursuant to that certain Amendment and Restatement Deed (the “Amendment and Restatement Deed”) by and among DXC, the AUD Borrowers, CBA, as MLAB, Continuing Facility A Lender, Facility B Lender (each as defined in the Amendment and Restatement Deed) and as AUD Agent, and the New Facility A Lenders (as defined in the Amendment and Restatement Deed) party thereto which, among other things, (i) increased the aggregate facility size of the Initial AUD Term Facility to A$200 million (the Initial AUD Term Facility, as amended pursuant to the Amendment and Restatement Deed, the “AUD Term Facility”; the senior unsecured term loans in excess of the Initial AUD Term Loans, the “New AUD Term Loans”) and (ii) modified the scheduled maturity date of the Initial AUD Term Facility from August 8, 2021 to August 17, 2021. On September 14, 2017, the AUD Borrowers requested the New AUD Term Loans, which increased total borrowings under the AUD Term Facility to A$275 million.

Borrowings under the AUD Term Facility bear interest at a variable rate equal to the BBSY Bid (as defined in the AUD Term Loan) for a one, two, three or six-month interest period (or any other period agreed between DXC and the AUD Agent), plus a margin of between 0.95% and 1.45%, based on a pricing grid based on the published credit ratings of DXC. Amortization of the AUD Term Facility is payable annually at the rate of 5.0% per annum of the original principal amount of the Initial AUD Term Loans plus the original principal amount of the New AUD Term Loans as of the September 17, 2017 with the remaining principal amount to be repaid at maturity. The AUD Term Loan provides that prepayment of outstanding amounts is permitted at any time. Any payment of principal under the AUD Term Facility cannot be redrawn.

The AUD Term Loan contains representations, warranties, and covenants customary for facilities of this type, as well as customary events of default, consistent with the Term Loan, the Revolving Credit Facility and the U.K. Term Loan, including (i) cross payment event of default with respect to indebtedness of at least $250 million or other events if the effect is to accelerate or permit acceleration of such indebtedness and (ii) the occurrence of a change of control. In addition, under the AUD Term Loan, we are required to maintain a ratio of EBITDA to interest expense of no less than 3.00 to 1.00 for any four quarter period ending at the end of a fiscal quarter and a leverage ratio of total debt to EBITDA of no more than 3.00 to 1.00 as of the end of each fiscal quarter, giving pro forma effect to the financial impact of acquisitions or dispositions during the latest twelve month fiscal period, and including the effect of expected near-term (realizable within 12 months) operational and cost synergies resulting from acquisitions or restructuring actions.

The AUD Term Loan includes various customary remedies for the AUD Lenders following an event of default, including the acceleration of repayment of outstanding amounts under the AUD Term loan.

2022 Notes

On September 18, 2012, CSC issued in a registered offering its 4.45% Senior Notes due 2022 (the “CSC Notes”) under a Base Indenture, dated as of September 18, 2012, between CSC and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended and supplemented by the First Supplemental Indenture thereto, dated as of September 18, 2012, between CSC and the trustee (together, the “CSC Indenture”). Interest on the CSC Notes is payable on September 15 and March 15 of each year, and the CSC Notes mature on September 18, 2022.

On August 9, 2017, we completed an exchange offer (the “CSC Exchange”), whereby $274 million aggregate principal amount of CSC Notes were tendered in exchange for a like aggregate principal amount of 4.45% Senior Notes due 2022 (the “2022 Notes”) issued by us. Upon completion of the CSC Exchange, $170 million aggregate principal amount of CSC Notes remained outstanding.

The 2022 Notes were issued by us under the DXC Base Indenture, as supplemented by the Second Supplemental Indenture thereto, dated as of August 9, 2017. Interest on the 2022 Notes is payable on September 15 and March 15 of each year, and the 2022 Notes mature on September 18, 2022.

2020 Notes, 2024 Notes and 2027 Notes

On March 27, 2017, we issued in an unregistered offering its 2.875% Senior Notes due 2020 (the “Old 2020 Notes”), 4.250% Senior Notes due 2024 (the “Old 2024 Notes”) and 4.750% Senior Notes due 2027 (the “Old 2027 Notes” and, together with the Old 2020 Notes and the Old 2024 Notes, the “Old Notes”). In connection with the issuance of the Old Notes, we entered into a registration rights agreement, dated March 27, 2017, by and among DXC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Securities Americas Inc. and RBC Capital Markets, LLC, as representatives of the initial purchasers named therein, which provides the holders of the Old Notes certain rights relating to the registration of new notes under the Securities Act.

On August 9, 2017, we completed a registered exchange offer (the “DXC Exchange”), whereby $500 million aggregate principal amount of Old 2020 Notes, $500 million aggregate principal amount of Old 2024 Notes and $500 million aggregate principal amount of Old 2027 Notes were tendered in exchange for a like aggregate principal amount of new 2.875% Senior Notes due 2020 (the “2020 Notes”), 4.250% Senior Notes due 2024 (the “2024 Notes”) and 4.750% Senior Notes due 2027 (the “2027 Notes” and, together with the 2020 Notes and the 2024 Notes, the “New Notes”), respectively. The terms of the New Notes are identical in all material respects to the terms of the corresponding series of Old Notes, except that the New Notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes. Upon completion of the DXC Exchange, all of the Old 2020 Notes and Old 2024 Notes were cancelled and $0.5 million aggregate principal amount of Old 2027 Notes remained outstanding. The DXC Exchange did not have a material impact on our capitalization.

The New Notes were issued by us under the DXC Base Indenture, as supplemented by the Third Supplemental Indenture thereto, dated as of August 9, 2017. Interest on the 2020 Notes is payable on March 27 and September 27 of each year, and the 2020 Notes mature on March 27, 2020. Interest on the 2024 Notes is payable on April 15 and October 15 of each year, and the 2024 Notes mature on April 15, 2024. Interest on the 2027 Notes is payable on April 15 and October 15 of each year, and the 2027 Notes mature on April 15, 2027.

Floating Rate Notes due 2021

On August 17, 2017, we issued $650 million aggregate principal amount of Senior Floating Rate Notes due 2021 (the “2021 Notes”) in a registered offering under the DXC Base Indenture, as supplemented by the Fourth Supplemental Indenture thereto, dated as of August 17, 2017. Interest on the 2021 Notes is payable quarterly on March 1, June 1, September 1 and December 1 of each year (the “Interest Reset Date”), commencing on September 1, 2017, and the 2021 Notes mature on March 1, 2021.

The 2021 Notes bear a floating interest rate equal to the Three-month Libor plus a margin of 0.95%. The interest rate will be reset quarterly at Interest Reset Date and paid out quarterly.

Euro-Commercial Paper Programme

In July 2015, CSC established a €500 million Euro-Commercial Paper Programme (the “Programme”), under which its indirect subsidiary, CSC Capital Funding Limited (subsequently renamed DXC Capital Funding Limited), may from time to time issue Euro-commercial paper with a maturity of up to a year and which may be issued at a discount or at a premium or may bear fixed or floating rate interest. The notes were guaranteed by CSC and CSC Computer Sciences International S.à r.l. The Programme was upsized in 2016 to allow issuance of a maximum of €1 billion in principal amount of notes. On February 16, 2017, CSC entered into an amendment to the Programme pursuant to which notes issued under the Programme on or after that date and before the consummation of the HPES Transactions would incorporate a provision pursuant to which DXC would be substituted as guarantor in place of CSC following the consummation of the HPES Transactions. On April 3, 2017, the substitution took effect in respect of notes issued on or after February 16, 2017 and before April 3, 2017. In addition, on April 3, 2017, the Programme was amended such that notes issued on or after April 3, 2017 will, at all times, be guaranteed by DXC. As of September 30, 2017, €700 million in principal amount of notes are outstanding under the Programme, which are guaranteed by DXC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences related to the exchange offer, the adoption of the proposed amendments and the ownership and disposition of the DXC Notes issued in connection with this exchange offer, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the DXC Notes and EDS Notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the exchange offer, the adoption of the proposed amendments and the ownership and disposition of the DXC Notes.

This discussion is limited to holders who hold the EDS Notes and, if applicable, the DXC Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding DXC Notes or EDS Notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If a partnership for U.S. federal income tax purposes holds DXC Notes or EDS Notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the DXC Notes or the EDS Notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND

DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of an EDS Note, or a DXC Note received in exchange for an EDS Note in the exchange offer that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Exchanging U.S. Holders

Subject to the discussion below concerning the early consent payment, the exchange of EDS Notes for DXC Notes pursuant to the exchange offer will be a taxable exchange for U.S. federal income tax purposes.

A U.S. Holder that exchanges EDS Notes for DXC Notes pursuant to the exchange offer generally will recognize gain or loss equal to the difference, if any, between the amount realized on the exchange and the U.S. Holder’s adjusted tax basis in the EDS Notes. The amount realized would be equal to the issue price of the DXC Notes received (determined as described below under “Taxation of DXC Notes—Issue Price), reduced by an amount equal to the accrued interest on the EDS Notes at the time of the exchange (which amount will be includable in such U.S. Holder’s gross income as interest income at the time of the exchange to the extent that it has not yet been included). Generally, and subject to the discussion below under “—Early Consent Payment,” a U.S. Holder’s adjusted tax basis in the EDS Notes will be equal to the amount paid for the EDS Notes by such U.S. Holder increased by any market discount previously included in income if such U.S. Holder has elected to include market discount in gross income currently as it accrues and decreased (but not below zero) by the amount of any cash payments received by the U.S. Holder on the EDS Notes and any amortizable bond premium that the U.S. Holder has previously elected to use to offset stated interest. Subject to the application of the market discount rules discussed below, any gain or loss would be capital gain or loss, and would be long-term capital gain or loss if at the time of the exchange the EDS Notes have been held for more than one year. The deduction of capital losses for U.S. federal income tax purposes is subject to limitations. A U.S. Holder’s holding period for a DXC Note received in the exchange would commence on the date immediately following the date of the exchange and the U.S. Holder’s initial tax basis in the DXC Note would be the issue price of the DXC Note (determined as described below).

If a U.S. Holder holds an EDS Note acquired at a “market discount,” any gain recognized by the U.S. Holder on the exchange of such EDS Note for an DXC Note will generally be recharacterized as ordinary interest income rather than capital gain to the extent of the accrued market discount that had not previously been included as ordinary income. A U.S. Holder will be treated as having acquired an EDS Note at a “market discount” if the U.S. Holder’s initial tax basis in the EDS Notes was less than its principal amount, unless this difference was less than a specified de minimis amount.

Early Consent Payment

The U.S. federal income tax treatment of the early consent payment is unclear. Receipt of the early consent payment by a U.S. Holder with respect to an exchange of an EDS Note for a DXC Note pursuant to an exchange offer may be treated as (i) additional consideration paid by the company for such EDS Note, which would be taken into account in determining such U.S. Holder’s gain or loss on the sale of such EDS Note as described above, (ii) a separate payment for consenting to the proposed amendments relating to such EDS Note, which would generally be taxable as ordinary income in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes, or (iii) a payment on such EDS Note, which may be treated first as a payment of any accrued and unpaid interest on such EDS Note and then as a payment of principal on such EDS Note. Any portion of the early consent payment treated as a payment of principal on an EDS Note would generally reduce a U.S. Holder’s adjusted tax basis in such EDS Note. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal income tax treatment of the early consent payment.

Non-Exchanging U.S. Holders

The U.S. federal income tax consequences of the adoption of the proposed amendments to a U.S. Holder of an EDS Note that does not exchange such EDS Note pursuant to the exchange offer will generally depend upon whether such adoption results in a deemed exchange of such EDS Note for U.S. federal income tax purposes. A modification of a debt instrument generally results in a deemed exchange of the original debt instrument for a modified instrument if such modification is “significant” within the meaning of U.S. Treasury Regulations promulgated under Section 1001 of the Code (the “Section 1001 Regulations”). Under the Section 1001 Regulations, as a general rule, a modification of a debt instrument is a significant modification only if, based on all facts and circumstances (and, subject to certain exceptions, taking into account all modifications of such debt instrument collectively), the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The Section 1001 Regulations also specifically provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. The Section 1001 Regulations do not define “customary accounting or financial covenants.” In addition, the Section 1001 Regulations provide that a modification of a debt instrument that releases, substitutes, adds or otherwise alters the collateral for, a guarantee on, or other form of credit enhancement for a recourse debt instrument is a significant modification if the modification results in a change in payment expectations. In general, a change of payment expectations occurs where there is a substantial impairment of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was adequate prior to the modification and is primarily speculative after the modification. A modification of a debt instrument that is not a significant modification does not result in a deemed exchange of such instrument for U.S. federal income tax purposes.

If the proposed amendments are either a mere addition, deletion or alteration of customary accounting or financial covenants or, with respect to the amendments relating to the termination and replacement of guarantees, do not result in a change in payment expectations, then the adoption of the proposed amendments would not constitute a significant modification of the EDS Notes. Although the matter is not free from doubt, the Company intends to treat the adoption of the proposed amendments as not constituting a significant modification of the EDS Notes under the Section 1001 Regulations and, therefore, as not resulting in a deemed exchange for U.S. federal income tax purposes of any EDS Notes that are not exchanged for DXC Notes in the exchange offer. If the adoption of the proposed amendments does not result in a deemed exchange of such EDS Notes, a non-exchanging U.S. Holder of an EDS Note would not recognize any gain or loss with respect to such EDS Note as a result of the adoption of the proposed amendments, and such U.S. Holder would continue to have the same adjusted tax basis and holding period with respect to such EDS Note as such U.S. Holder had immediately prior to the adoption of the proposed amendments. If the IRS were to successfully challenge such treatment, such U.S. Holder could be treated as exchanging such EDS Note in a taxable transaction. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal income tax consequences of not exchanging an EDS Note pursuant to the exchange offer.

Taxation of the DXC Notes

Issue Price. Because it is expected that the DXC Notes will be “publicly traded” for U.S. federal income tax purposes, the issue price of the DXC Notes should equal their fair market value at the time of the exchange. In accordance with applicable Regulations, we currently intend to determine the issue price of the DXC Notes by subtracting from such fair market value amount any DXC Note Pre-Issuance Accrued Interest (as described below under “DXC Note Pre-Issuance Accrued Interest”).

Under the applicable Regulations, we are required to determine whether the DXC Notes are publicly traded and if so, the fair market value of the DXC Notes, and make these determinations available to U.S. Holders in a commercially reasonable manner, including by electronic publication, within 90 days of the issue date of the DXC Notes. We intend to make this information available on our website. Our determination is binding on a U.S. Holder unless the holder explicitly discloses on its tax return that its determination is different and the reasons for such different determination (including how the U.S. Holder determined the fair market value of the DXC Notes or EDS Notes, if applicable).

Payments of Interest. Interest (excluding any DXC Note Pre-Issuance Accrued Interest, which is described below under “—Pre-Issuance Accrued Interest”) paid on a DXC Note will be taxable to a U.S. Holder as ordinary interest income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Pre-Issuance Accrued Interest. A portion of the first payment of interest on a DXC Note may be allocable to interest that accrued prior to the date of the exchange (the “DXC Note Pre-Issuance Accrued Interest”). On the first interest payment date, such portion should be treated as a return of the DXC Note Pre-Issuance Accrued Interest and not as a payment of interest on the DXC Note. Amounts treated as a return of prior accrued interest should not be taxable when received.

Amortizable Bond Premium. If a U.S. Holder’s tax basis in a DXC Note received in the exchange exceeds its principal amount, the holder will be considered to have amortizable bond premium. In general, amortizable bond premium with respect to a DXC Note will be equal to the excess of the U.S. Holder’s tax basis over the principal amount of the DXC Note and the U.S. Holder may elect to amortize this premium, using a constant yield method, over the remaining term of the DXC Note. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset stated interest required to be included in the U.S. Holder’s income with respect to the DXC Note in that accrual period. The DXC Notes are subject to call provisions at DXC’s option at various times. A U.S. Holder generally will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the DXC Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS. U.S. Holders should consult their own tax advisors as to the applicability of the amortizable bond premium rules to the DXC Notes, including the effect of the early call option rules noted above.

Original Issue Discount. The DXC Notes may be issued with original issue discount (“OID”) for U.S. federal income tax purposes. If the DSX Notes’ stated principal amount exceeds their issue price (determined as described above under “—Issue Price) by an amount equal to or greater than a statutory de minimis amount (generally, 1/4 of 1 percent of such Notes’ stated principal amount multiplied by the number of complete years from their issue date to maturity), the DSX Notes will be treated as issued with OID in an amount equal to such excess. In such event, U.S. Holders would generally be required to include such OID in gross income (as ordinary income) for U.S. federal income tax purposes as the OID accrues (on a constant yield to maturity basis) regardless of their regular method of tax accounting for U.S. federal income tax purposes. As a result, U.S. Holders would include any OID in income in advance of the receipt of cash attributable to such OID. U.S. Holders should consult their own tax advisors as to the applicability of the original issue discount rules to the DXC Notes.

Sale, Exchange or Retirement of DXC Notes. Upon the sale, exchange or retirement of a DXC Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the DXC Note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which will be treated as interest to the extent not previously included in income, except for DXC Note Pre-Issuance Accrued Interest which will be treated in the manner described above in “Pre-Issuance Accrued Interest”. A U.S. Holder’s adjusted tax basis in a DXC Note generally will be equal to the issue price of such Note (as described above under “—Issue Price”) increased by the amount of OID previously included in income with respect to such Note, if any, or decreased by amortizable bond premium that the U.S. Holder has previously elected to use to offset stated interest, if any. Gain or loss realized on the sale, exchange or retirement of a DXC Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the DXC Note has been held for more than one year. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. The deduction of capital losses for U.S. federal income tax purposes is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives a DXC Note in exchange for an EDS Notes, the early consent payment, payments on the DXC Notes and proceeds received from a sale or other disposition of the DXC Notes (including a redemption or retirement of the DXC Notes). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•	the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of an EDS Note, or of an DXC Note received in exchange for a EDS Note in the exchange offer, that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Exchanging Non-U.S. Holder

Subject to the discussion of the early consent payment, backup withholding and FATCA discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the exchange of an EDS Note for a DXC Note pursuant to the exchange offer (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest subject to the rules discussed below), unless

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Subject to the discussion of the early consent payment, backup withholding and FATCA discussed below, amounts received by a Non-U.S. Holder in the exchange of an EDS Notes for a DXC Note pursuant to the exchange offer that are treated as accrued interest and that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•	either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If amounts treated as accrued interest are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of

30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Early Consent Payment

As discussed above under the heading “U.S. Holders—Early Consent Payment”, the U.S. federal income tax treatment of the early consent payment is unclear. Receipt of the early consent payment by a Non-U.S. Holder with respect to an EDS Note exchanged for a DXC Note pursuant to the exchange offer may be treated as (i) additional consideration paid by us for such EDS Note, (ii) a separate payment for consenting to the proposed amendments relating to such EDS Note, or (iii) a payment on such EDS Note.

In light of the uncertainty regarding the U.S. federal income tax treatment of the early consent payment, the applicable withholding agent may treat the receipt of the early consent payment by a Non-U.S. Holder as a separate payment by us for consenting to the applicable proposed amendments, in which case such withholding agent may withhold U.S. federal tax from the early consent payment paid to such Non-U.S. Holder at a rate of 30% unless:

•	the Non-U.S. Holder is engaged in the conduct of a trade or business in the United States with which the receipt of such payment is effectively connected and provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent, in which case such Non-U.S. Holder would be subject to U.S. federal income tax on such payment in substantially the same manner as a tendering U.S. Holder, except as provided by an applicable tax treaty (and a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax); or

•	an applicable tax treaty between the United States and the country of residence of the Non-U.S. Holder eliminates or reduces the withholding tax on such payment and such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) to the applicable withholding agent.

Each Non-U.S. Holder should consult its own tax advisor regarding the application of U.S. federal income and withholding tax to the early consent payment, including such Non-U.S. Holder’s eligibility for a withholding exemption and the availability of a refund of any U.S. federal tax withheld.

Non-Exchanging Non-U.S. Holders

The U.S. federal income tax consequences of the adoption of the proposed amendments to a Non-U.S. Holder of an EDS Note that does not exchange such EDS Note pursuant to the exchange offer will generally depend upon whether such adoption results in a deemed exchange of such EDS Note for U.S. federal income tax purposes. As discussed above, although the matter is not entirely clear, the Company intends to treat the adoption of the proposed amendments as not constituting a significant modification of the EDS Notes under the Section 1001 Regulations and, therefore, as not resulting in a deemed exchange of any non-exchanged EDS Notes for U.S. federal income tax purposes. If the adoption of the proposed amendments does not result in a deemed exchange of such EDS Notes, a non-tendering Non-U.S. Holder of an EDS Note would not recognize any gain or loss with respect to such EDS Note as a result of the adoption of the proposed amendments and such Non-U.S. Holder would continue to have the same adjusted tax basis and holding period with respect to such

EDS Note as such Non-U.S. Holder had immediately prior to the adoption of the proposed amendments. If the IRS were to successfully challenge such treatment, such Non-U.S. Holder could be treated as exchanging such EDS Note in a taxable transaction and may be subject to U.S. federal income or withholding tax if such Non-U.S. Holder would have been subject to U.S. federal income or withholding tax if such Non-U.S. Holder had tendered such EDS Note pursuant to an exchange offer. See “Non-U.S. Holders—Exchanging Non-U.S. Holder” above. Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal income tax consequences of not tendering an EDS Note pursuant to an exchange offer.

Taxation of the DXC Notes

Payments of Interest. Interest paid on a DXC Note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•	either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition. A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a DXC Note (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Payments of Interest”) unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “—Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of an EDS Note (including pursuant to the exchange offer), or of a DXC Note received in exchange for a EDS Note in the exchange offer, (including a retirement or redemption of an EDS Note or DXC Note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a note, and will apply to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019. FATCA withholding may also apply to payments of the early consent payment.

Notwithstanding the foregoing, FATCA generally does not apply to a debt obligation outstanding prior to July 1, 2014, unless such debt obligation undergoes a “significant modification” (within the meaning of the Section 1001 Regulations) on or after such date. We therefore anticipate that FATCA will not apply to EDS Notes that are not exchanged for DXC Notes, unless the proposed amendments are considered a significant modification of the EDS Notes under the Section 1001 Regulations.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the EDS Notes or the DXC Notes.

LEGAL MATTERS

The validity of the DXC Notes will be passed on for us by Latham & Watkins LLP, New York, New York.

EXPERTS

The combined financial statements of the Enterprise Services Business of Hewlett Packard Enterprise Company (Everett SpinCo, Inc., subsequently renamed DXC Technology Company) at October 31, 2016 and 2015, and for each of the three years in the period ended October 31, 2016, appearing in Amendment No. 3 to Registration Statement of Everett SpinCo, Inc. on Form S-4 filed with the SEC on February 24, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CSC, incorporated in this registration statement by reference from CSC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and the effectiveness of CSC’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us and our financial condition.

•	Amendment No. 3 to Registration Statement of Everett SpinCo, Inc. on Form S-4 filed with the SEC on February 24, 2017 (but only the items set forth under the captions “Financial Statements—Combined Financial Statements of Everett SpinCo, Inc.”);

•	CSC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 filed with the SEC on May 26, 2017;

•	CSC’s Definitive Proxy Statement on Schedule 14A for its 2016 Annual Meeting of Stockholders filed with the SEC on June 24, 2016 (but only the information set forth therein that is incorporated by reference into Part III of CSC’s Annual Report on Form 10-K for the fiscal year ended April 1, 2016);

•	Everett SpinCo, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2017 filed with the SEC on March 30, 2017;

•	DXC’s Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2017 filed with the SEC on August 9, 2017 and for the fiscal quarter ended September 30, 2017 filed with the SEC on November 8, 2017;

•	DXC’s Definitive Proxy Statement on Schedule 14A for our 2017 Annual Meeting of Stockholders filed with the SEC on June 23, 2017, as supplemented on July 26, 2017 and August 4, 2017; and

•	DXC’s Current Reports on Form 8-K filed with the SEC on April 6, 2017 (two reports), June 14, 2017, June 21, 2017, July 19, 2017, August 9, 2017, August 14, 2017 (two reports), August 17, 2017, September 18, 2017, October 2, 2017, October 12, 2017 and October 13, 2017.

We also incorporate by reference any future filings of DXC made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered by this prospectus are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference in this prospectus. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:

Investor Relations Department

DXC Technology Company

1775 Tysons Boulevard

Tysons, Virginia 22102

(703) 245-9700

DXC Technology Company

Offer to Exchange All Outstanding

Enterprise Services LLC 7.45% Senior Notes due 2029

and Solicitation of Consent to Amend the Related Indenture and Notes

PROSPECTUS

The exchange agent for the Exchange Offer and the Consent Solicitation is:

Global Bondholder Services Corporation

By Facsimile (Eligible Institutions Only): (212) 430-3775 or (212) 430-3779	By Mail or Hand: 65 Broadway—Suite 404 New York, New York 10006

Any questions or requests for assistance may be directed to the information agent at the address and telephone number set forth below. Requests for additional copies of this prospectus and the letter of transmittal and consent may be directed to the information agent. Beneficial owners may also contact their custodian for assistance concerning the exchange offer.

The information agent for the Exchange Offer and the Consent Solicitation is:

Global Bondholder Services Corporation

65 Broadway—Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

All others call toll free: (866) 470-3900

Part II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Nevada Law

Nevada law limits or eliminates the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ or officers’ fiduciary duties as directors or officers. Our Articles of Incorporation and Bylaws include provisions that require the company to indemnify, to the fullest extent allowable under Nevada law, our directors or officers against monetary damages for actions taken as a director or officer of our company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Articles of Incorporation and Bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under Nevada law. We are also expressly authorized to carry directors’ and officers’ insurance to protect our company, our directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions under the Nevada law and in our Articles of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 21. Exhibits and Financial Statement Schedules

The following documents are filed as exhibits hereto:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 24, 2016, by and among Computer Sciences Corporation, Hewlett Packard Enterprise Company, Everett SpinCo, Inc. (now known as DXC Technology Company) and Everett Merger Sub Inc. (incorporated by reference to Exhibit 2.1 to Hewlett Packard Enterprise Company’s Current Report on Form 8-K (filed May 26, 2016) (file no. 001-37483))

2.2	First Amendment to the Agreement and Plan of Merger, dated as of November 2, 2016, by and among Computer Sciences Corporation, Hewlett Packard Enterprise Company, Everett SpinCo, Inc. (now known as DXC Technology Company), New Everett Merger Sub Inc. and Everett Merger Sub Inc. (incorporated by reference to Exhibit 2.1 to Hewlett Packard Enterprise Company’s Current Report on Form 8-K (filed November 2, 2016) (file no. 001-37483))

2.3	Second Amendment to the Agreement and Plan of Merger, dated as of December 6, 2016, by and among Hewlett Packard Enterprise Company, Computer Sciences Corporation, Everett SpinCo, Inc. (now known as DXC Technology Company), Everett Merger Sub Inc. and New Everett Merger Sub Inc. (incorporated by reference to Exhibit 2.3 to Amendment No. 1 to Form 10 of Everett SpinCo, Inc. (filed December 7, 2016) (file no. 000-55712))

2.4	Separation and Distribution Agreement, dated May 24, 2016, by and between Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (now known as DXC Technology Company) (incorporated by reference to Exhibit 2.2 to Hewlett Packard Enterprise Company’s Form 8-K (filed May 26, 2016) (file no. 001-37483))

Exhibit No.	Description

2.5	First Amendment to the Separation and Distribution Agreement, dated November 2, 2016, by and between Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (now known as DXC Technology Company) (incorporated by reference to Exhibit 2.2 to Hewlett Packard Enterprise Company’s Form 8-K (filed November 2, 2016) (file no. 001-37483))

2.6	Second Amendment to the Separation and Distribution Agreement, dated December 6, 2016, by and between Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (now known as DXC Technology Company) (incorporated by reference to Exhibit 2.6 to Everett SpinCo, Inc.’s Amendment No. 1 to Form 10 (filed December 7, 2016) (file no. 000-55712))

2.7	Third Amendment to the Separation and Distribution Agreement, dated January 27, 2017, by and between Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (now known as DXC Technology Company) (incorporated by reference to Exhibit 2.7 to Everett SpinCo Inc.’s Form 10 (filed February 14, 2017) (file no. 000-55712))

2.8	Fourth Amendment to the Separation and Distribution Agreement, dated March 31, 2017, by and between Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (now known as DXC Technology Company) (incorporated by reference to Exhibit 2.6 to DXC Technology Company’s Form 8-K (filed April 6, 2017) (file no. 001-38033))

2.9	Employee Matters Agreement, dated as of March 31, 2017, by and among Computer Sciences Corporation, Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (now known as DXC Technology Company) (incorporated by reference to Exhibit 2.1 to DXC Technology Company’s Form 8-K (filed April 6, 2017) (file no. 001-38033))

2.10	Tax Matters Agreement, dated as of March 31, 2017, by and among Computer Sciences Corporation, Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (now known as DXC Technology Company) (incorporated by reference to Exhibit 2.2 to DXC Technology Company’s Form 8-K (filed April 6, 2017) (file no. 001-38033))

2.11	IP Matters Agreement, dated as of March 31, 2017, by and among Hewlett Packard Enterprise Company, Hewlett Packard Enterprise Development LP and Everett SpinCo, Inc. (now known as DXC Technology Company) (incorporated by reference to Exhibit 2.3 to DXC Technology Company’s Form 8-K (filed April 6, 2017) (file no. 001-38033))

2.12	Transition Services Agreement, dated as of March 31, 2017, by and between Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (now known as DXC Technology Company) (incorporated by reference to Exhibit 2.4 to DXC Technology Company’s Form 8-K (filed April 6, 2017) (file no. 001-38033))

2.13	Real Estate Matters Agreement, dated as of March 31, 2017, by and between Hewlett Packard Enterprise Company and Everett SpinCo, Inc. (now known as DXC Technology Company) (incorporated by reference to Exhibit 2.5 to DXC Technology Company’s Form 8-K (filed April 6, 2017) (file no. 001-38033))

2.14	Agreement and Plan of Merger, dated as of October 11, 2017, by and among DXC Technology Company, Ultra SC Inc., Ultra First VMS Inc., Ultra Second VMS LLC, Ultra KMS Inc., Vencore Holding Corp., KGS Holding Corp., The SI Organization Holdings LLC and KGS Holding LLC (incorporated by reference to Exhibit 2.1 to DXC Technology Company’s Form 8-K (filed October 13, 2017) (file no. 001-38033))

3.1	Articles of Incorporation of DXC Technology Company, as filed with the Secretary of State of the State of Nevada on March 31, 2017 (incorporated by reference to Exhibit 3.3 to DXC Technology Company’s Form 8-K (filed April 6, 2017) (file no. 001-38033))

Exhibit No.	Description

3.2	Bylaws of DXC Technology Company, effective April 1, 2017 (incorporated by reference to Exhibit 3.4 to DXC Technology Company’s Form 8-K (filed April 6, 2017) (file no. 001-38033))

4.1	Base Indenture, dated as of August 12, 1996, between Electronic Data Systems Corp. (now known as Enterprise Services LLC) and Texas Commerce Bank National Association (succeeded by The Bank of New York Mellon Trust Company, N.A.), as trustee (incorporated by reference to Exhibit 4 to Electronic Data Systems Corp.’s Form S-3 (filed August 14, 1996) (file no. 333-10145))

4.2	First Supplemental Indenture, dated as of October 12, 1999, between Electronic Data Systems Corp. (now known as Enterprise Services LLC) and Chase Bank of Texas, National Association (succeeded by The Bank of New York Mellon Trust Company, N.A.), as trustee (incorporated by reference to Exhibit 4.4 to Electronic Data Systems Corp.’s Form 8-K (filed October 14, 1999) (file no. 001-11779))

4.3	Seventh Supplemental Indenture, dated as of September 5, 2008, by and among Electronic Data Systems, LLC (now known as Enterprise Services LLC), Hewlett-Packard Company, as a guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee

4.4	Eighth Supplemental Indenture, dated as of November 1, 2015, by and among HP Enterprise Services, LLC (now known as Enterprise Services LLC), Hewlett Packard Enterprise Company, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.13 to Hewlett Packard Enterprise Co.’s Form 10-K (filed December 17, 2015) (file no. 001-37483))

4.5	Form of Ninth Supplemental Indenture between Enterprise Services LLC and The Bank of New York Mellon Trust Company, N.A., as trustee

4.6	Base Indenture, dated as of March 27, 2017, between Everett SpinCo, Inc. (now known as DXC Technology Company) and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Everett SpinCo, Inc.’s Form 8-K (filed March 27, 2017) (file no. 001-38033))

4.7	Form of Fifth Supplemental Indenture between DXC Technology Company and U.S. Bank National Association, as trustee

4.8	Form of Electronic Data Systems Corp.’s 7.45% Senior Notes due 2029 (included in Exhibit 4.2) (incorporated by reference to Exhibit 4.3 to Electronic Data Systems Corp.’s Form 8-K (filed October 14, 1999) (file no. 001-11779))

4.9	Form of DXC Technology Company’s 7.45% Senior Notes due 2029 (included in Exhibit 4.7)

5.1	Opinion of Latham & Watkins LLP as to the validity of the new DXC Notes

5.2	Opinion of Woodburn and Wedge as to the validity of the new DXC Notes

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of DXC Technology Company

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1)

23.4	Consent of Woodburn and Wedge (included as part of Exhibit 5.2)

24.1	Power of Attorney

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association with respect to DXC Technology Company’s Indenture dated as of March 27, 2017

99.1	Form of Letter of Transmittal and Consent

Exhibit No.	Description

99.2	Form of Letter to Clients

99.3	Form of Letter to Nominees

Item 22. Undertakings

•	The undersigned registrant hereby undertakes:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

•	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

•	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

•	The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

•	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

•	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tysons, in the Commonwealth of Virginia, on December 19, 2017.

DXC TECHNOLOGY COMPANY Registrant

By:	/s/ William L. Deckelman, Jr.
	Name:	William L. Deckelman, Jr.
	Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* J. Michael Lawrie	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 19, 2017

* Paul N. Saleh	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 19, 2017

* Neil A. Manna	Senior Vice President and Controller (Principal Accounting Officer)	December 19, 2017

* Mukesh Aghi	Director	December 19, 2017

* Amy E. Alving	Director	December 19, 2017

Signature	Title	Date

* David Herzog	Director	December 19, 2017

* Sachin Lawande	Director	December 19, 2017

* Julio A. Portalatin	Director	December 19, 2017

* Peter Rutland	Director	December 19, 2017

* Manoj P. Singh	Director	December 19, 2017

* Robert F. Woods	Director	December 19, 2017

*By:	/s/ William L. Deckelman, Jr.
William L. Deckelman, Jr.
Attorney-in-Fact